Exhibit 10.1

SUPERPRIORITY SECURED

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of July 9, 2012
among

PATRIOT COAL CORPORATION,
a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as the Borrower,

CITIBANK, N.A.,
as Administrative Agent

CITICORP NORTH AMERICA, INC.,
 BARCLAYS BANK PLC, NEW YORK BRANCH
and
BANK OF AMERICA, N.A.,
as L/C Issuers

and

The Lenders Party Hereto

CITIGROUP GLOBAL MARKETS INC.,
BARCLAYS BANK PLC
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners

and

BARCLAYS BANK PLC,
as Syndication Agent

i

(continued)
Page

(continued)
Page

(continued)
Page

(continued)
Page

v

(continued)
Page

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Existing Secured Agreements
2.01(a)	Revolving Credit Commitments
2.01(b)	Term Commitments
5.06	Litigation
5.08(a)	Material Owned Real Property
5.08(b)	Material Leased Real Property
5.08(c)	Real Property
5.09	Environmental Matters
5.14	Subsidiaries and Other Equity Investments; Loan Parties
5.18	Intellectual Property Matters
5.21	Labor Matters
6.21	Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.17	Negative Pledges
12.02	Agents’ Offices, Certain Addresses for Notices

EXHIBITS
Form of

A	Borrowing Notice
B	Notice of Conversion or Continuation
C-1	Term Note
C-2	Revolving Note
D	Compliance Certificate
E	Assignment and Acceptance
F	13-Week Projection
G	Borrowing Base Certificate
H	Security Agreement
I	Perfection Certificate
J	Interim Order
K	Assumption Agreement

SUPERPRIORITY SECURED
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of July 9, 2012, among PATRIOT COAL CORPORATION, a Delaware corporation and a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the subsidiaries of the Borrower listed on Schedule 1.01(a), and each other subsidiary of the Borrower that from time to time becomes party hereto pursuant to Section 6.12 (collectively, the “Subsidiary Guarantors” and individually, a “Subsidiary Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITIBANK, N.A., as administrative agent for the Revolving Lenders and L/C Issuers and collateral agent for the Revolving Secured Parties (in such capacities, the “Revolving Administrative Agent”), CITIBANK, N.A., as administrative agent for the Term Lenders and collateral agent for the Term Secured Parties (in such capacities, the “Term Administrative Agent”, and, together with the Revolving Administrative Agent, the “Administrative Agent”) CITICORP NORTH AMERICA, INC., as L/C Issuer, BARCLAYS BANK PLC, NEW YORK BRANCH, as L/C Issuer and BANK OF AMERICA, N.A., as L/C Issuer.

INTRODUCTORY STATEMENT

On July 9, 2012 (the “Petition Date”), the Borrower, EACC Camps, Inc. and the Subsidiary Guarantors other than Patriot Ventures LLC (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating cases pending under Chapter 11 of the Bankruptcy Code (collectively, the “Cases” and each a “Case”) and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

The Borrower has applied to the Lenders for (i) a revolving credit facility in an aggregate principal amount of $125,000,000 (the “Revolving Credit Facility”) and (ii) a term loan facility in an aggregate principal amount of $375,000,000 (the “Term Facility”; the Term Facility and the Revolving Facility, collectively, the “Facilities” and each a “Facility”).  All of the Borrower’s obligations under the Facilities are to be guaranteed by the Subsidiary Guarantors.  The Lenders are willing to extend or continue, as the case may be, such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
Definitions and Accounting Terms

Section 1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“13-Week Projection” means a projected statement of sources and uses of cash for the Borrower and its Subsidiaries on a weekly basis for the following 13 calendar weeks, in substantially the form of Exhibit F, which shall include (a) the anticipated uses of the Revolving

Credit Facility for each week during such period, (b) a rolling comparative analysis of the actual cash flow for the prior week against the forecast for such week, (c) a cumulative comparative analysis of actual cash flow against the forecast, (d) an explanation for any significant variances between such results and the forecasts and (e) cash balances of all deposit accounts of the Loan Parties as of such date.  As used herein, “13-Week Projection” shall initially refer to the “Budget” delivered to the Administrative Agent in connection with the initial borrowings under the Facilities authorized by the Interim Order and dated not more than 5 days prior to the Petition Date and, thereafter, the most recent 13-Week Projection delivered by the Borrowers in accordance with Section 6.02(k).

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that provides for (a) the termination of the Commitments, (b) payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable) upon the earlier of (i) substantial consummation of such Reorganization Plan or (ii) the effective date of such Reorganization Plan, and (c) the cancellation, cash collateralization, posting of backstop letters of credit or such other provision for outstanding Letters of Credit on the Consummation Date of such Reorganization Plan, and is otherwise reasonably acceptable to the Arrangers and the Required Lenders.

“Account” has the meaning specified in the UCC.

“Account Debtor” has the meaning given to such term in the UCC.

“Accounting Change” means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Activities” has the meaning specified in Section 10.05(a).

“Additional Credit” has the meaning specified in Section 4.02(e).

“Administrative Agent” has the meaning specified in the introductory statement hereto.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account of the Administrative Agent as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Agent Affiliate” has the meaning specified in Section 10.03(c).

“Agent’s Group” has the meaning specified in Section 10.05(a).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means all Revolving Credit Commitments and all Term Commitments.

“Agreement” has the meaning assigned in the introductory statement hereto.

“Anti-Terrorism Laws” has the meaning specified in Section 5.26.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitment of each Lender shall have been terminated or expired, then the percentage of Total Revolving Credit Outstandings represented by the aggregate Outstanding Amount of such Lender’s Revolving Credit Loans and L/C Obligations) and (b) with respect to the Term Facility, the percentage (carried out to the ninth decimal place) of the Term Facility represented by the aggregate of such Lender’s undrawn Term Commitment and Term Loans at such time.  The initial Applicable Percentage of each Lender in respect of the each Facility is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to Revolving Credit Loans, (i) 3.25% per annum, in the case of Eurocurrency Rate Loans and Letters of Credit, (ii) 2.25% per annum, in the case of Base Rate Loans and (iii) 0.75% per annum, in the case of Revolving Commitment Fees and (b) with respect to Term Loans, (i) 8.00% per annum, in the case of Eurocurrency Rate Loans and (ii) 7.00% per annum, in the case of Base Rate Loans and (iii) 0.75% per annum, in the case of Term Commitment Fees.

“Appropriate Lender” means (i) in respect of the Revolving Credit Facility, each Revolving Lender, and (ii) in respect of the Term Facility, each Term Lender.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Agreement, any joinder to any Collateral Document and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any notice of Borrowing, conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to any Borrowing hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.03(a).

“Approved Foreign Account Debtors” means Tata Steel Limited, Trafigura AG, Vitol Holding B.V., Arcelor Mittal Sourcing, Gerdau Acominas SA, ThyssenKrupp Stahl AG and any other Account Debtor designated as an “Approved Foreign Account Debtor” by the Administrative Agent in its sole discretion.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Citigroup Global Markets Inc., Barclays Bank PLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each in its capacity as joint lead arranger and joint bookrunner under the Loan Documents.

“As-Extracted Collateral” has the meaning specified in the UCC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required hereunder), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Automatic Rejection Date” means the final day of the 120-day period (or, if extended by the Bankruptcy Court, 210-day period) provided for in Section 365(d)(4) of the Bankruptcy Code for the Loan Parties to assume leases in the Cases.

“Availability Period” means the period from and including the Closing Date to but not including the Termination Date.

“Avoidance Action” means the Debtors’ claims and causes of action that constitute avoidance actions under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any appellate court having jurisdiction over the Cases from time to time.

“Bank of America” means Bank of America, N.A., a national banking association.

“Barclays” means Barclays Bank PLC, New York Branch.

“Base Rate” means, in relation to a Loan in Dollars, the highest of (a) the rate of interest in effect for such day publicly announced from time to time by the Administrative Agent as its “prime rate” in effect in New York, New York; each change in such prime rate shall be effective on the date such change is publicly announced as effective, (b) the Federal Funds Rate from time to time plus 0.50% and (c) the Eurodollar Rate applicable for an Interest Period of one month plus 1.00%; provided that, in the case of any Term Loan, the Base Rate shall not be less than 2.50%.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Beneficiary” means the Administrative Agent and each Arranger, Lender and L/C Issuer.

“Black Lung Act” means the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended.

“Black Lung Liability” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Act, and liabilities and benefits related to pneumoconiosis, silicosis, exposure to isocyanates or other lung disease arising under any federal or state law, including any Mining Law.

“Blocked Account Agreement” means, with respect to any Deposit Account, Securities Account, Commodities Contract or Commodities Account of any Loan Party, an agreement among the Administrative Agent, such Loan Party and such depository bank, securities intermediary or commodity intermediary, as applicable, sufficient to grant “control” to the Administrative Agent (a) under 9-104 of the UCC with respect to any Deposit Account, (b) under 9-106 of the UCC with respect to any Commodities Contract or Commodities Account or (c) under 8-106 with respect to any Securities Account.

“Borrower” has the meaning specified in the introductory statement hereto.

“Borrower Materials” has the meaning specified in Section 10.03(e).

“Borrower Obligations” means the Obligations of the Borrower.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Borrowing Base” means, at any time, (a) the sum of (i) 85% of the face amount of all Eligible Billed Receivables of the Loan Parties, (ii) 75% of the face amount of all Eligible Unbilled Receivables of the Loan Parties, and (iii) 100% of Qualified Cash maintained by any Loan Party in the Cash Collateral Account in an amount not to exceed the lesser of (x) $50,000,000 and (y) the aggregate amount of L/C Obligations outstanding at such time minus (b) any Reserves then in effect.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit G (with such changes therein as may be required by the Administrative Agent to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of each Loan Party owning any Eligible Receivables included in the Borrowing Base, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent.

“Borrowing Base Deficiency” means, at any time, the existence of Total Revolving Credit Outstandings which are in excess of the Maximum Revolving Credit.

“Borrowing Notice” means a notice of (a) a Revolving Credit Borrowing or (b) a Term Borrowing which, in each case, shall be substantially in the form of Exhibit A.

“Business” has the meaning specified in Section 5.09(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any securities convertible into or exchangeable for shares of Capital Stock.

“Carve-Out” means (i) all fees and interest required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to section 1930(a) of title 28 of the United States Code and section 3717 of title 31 of the United States Code, (ii) all reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code in an amount not exceeding $75,000, (iii) any and all allowed and unpaid claims of any professional of the Debtors or the statutory committee of unsecured creditors appointed in the Cases (the “Creditors’ Committee”) whose retention is approved by the Bankruptcy Court during the Cases pursuant to Sections 327 and 1103 of the Bankruptcy Code for unpaid fees and expenses (and the reimbursement of out-of-pocket expenses allowed by the Bankruptcy Court incurred by any members of the Creditors’ Committee (but excluding fees and expenses of third party professionals employed by such members of the Creditors’ Committee)) incurred, subject to the terms of the Orders, (A) prior to the occurrence of an Event of Default and (B) at any time after the occurrence and during the continuance of an Event of Default in an aggregate amount not exceeding $7,000,000, provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to the Administrative Agent or any Lender or any of the foregoing’s respective attorneys, advisors and agents, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above and (z) cash or other amounts on deposit in the Cash Collateral Account shall not be subject to the Carve-Out.

“Carve-Out Reserve” means, at any time, a reserve in an amount equal to $7,000,000.

“Cases” has the meaning specified in the introductory statement hereto.

“Cash Collateral Account” means a cash deposit account established and maintained at the Administrative Agent and over which the Administrative Agent has sole dominion and control, upon terms as may be reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.04(h).

“Cash Equivalents” means any of the following types of Investments:

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the federal government of the United States of America or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof;

(b)           time deposits or eurodollar time deposits with, or overnight bank deposits and bankers’ acceptances of, any (i) (A) Lender or (B) commercial bank that is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, in each case with maturities of not more than twelve months from the date of acquisition thereof;

(c)           (i) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with any financial institution meeting the qualifications specified in clause (b) above or (ii) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America, in each case maturing within 12 months or less from the date of acquisition, provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985;

(d)           commercial paper issued by any Person rated at least “A-1” by S&P or “P-1” by Moody’s, in each case with maturities of not more than 270 days from the date of acquisition thereof; and

(e)           shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b), (c) and (d) above, (ii) has net assets whose value exceeds $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) a Revolving Lender or an Affiliate of a Revolving Lender that is a party to a Secured Cash Management Agreement on the Closing Date or (b) any Person that, at the time it enters into a Secured Cash Management Agreement, is a Revolving Lender or an Affiliate of a Revolving Lender, in each case, in its capacity as a party to such Secured Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on

Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)           an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Citibank” means Citicorp North America, Inc., a Delaware corporation.

“Class” means (i) with respect to any Loans, whether such Loans are Revolving Credit Loans or Term Loans, (ii) with respect to any Commitments, whether such Commitments are Revolving Credit Commitments or Term Commitments and (iii) with respect to any Lenders, whether such Lenders are Revolving Lenders or Term Lenders.

“Class Required Lenders” means the Required Term Lenders or the Required Revolving Lenders, as the context requires.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.

“Coal” means coal owned by any Loan Party, or coal that any Loan Party has the right to extract, in each case located on, under or within, or produced or severed from the Real Property of any Loan Party.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property of the Loan Parties that is under the terms of the Collateral Documents and the Orders, subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Existing Mortgages and each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties or as security for the Obligations or a Lien in favor of the First Out Agent for the benefit of the First Out Secured Parties as security for the Second Out Obligations.  The Collateral Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the Orders.

“Collection Account” has the meaning specified in Section 6.22.

“Commitment” means a Revolving Credit Commitment and/or a Term Commitment, as the context may require.

“Commodities Account” has the meaning specified in the UCC.

“Commodities Contact” has the meaning specified in the UCC.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period (excluding, without duplication, (a) Federal, state, local and foreign income tax expense or benefit for such period, (b) noncash compensation expenses related to common stock and other equity securities issued to employees, (c) extraordinary or non-recurring gains and losses in accordance with GAAP, (d) gains or losses on discontinued operations and (e) any FASB ASC 360-10 writedowns, in each case for such period), plus (i) consolidated interest expense, determined in accordance with GAAP, plus (ii) any minority interests share of income and losses for such period, plus (iii) to the extent deducted in computing such Consolidated Net Income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles, plus (iv) any debt extinguishment costs, plus (v) non-cash charges, including in respect of any pre-petition obligations, liabilities or claims and non-cash charges due to cumulative effects of changes in accounting principles (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period), plus (vi) reclamation and remediation obligation expenses, including such expenses relating to selenium (it being understood that reclamation and remediation obligation expenses may not be added back under any other clause in this definition), plus (vii) cash proceeds of asset sales or principal repayments in cash of notes receivables related to asset sales, so long as such cash proceeds and cash repayments in the aggregate do not exceed 20% of cumulative Consolidated EBITDA (from June 1, 2012) in any reporting period, plus (viii) cash received from any non-wholly owned subsidiary or joint venture, plus (ix) negative sales or purchase contract accretion, plus (x) costs and expenses (including legal, financial and other advisors) incurred in connection with the Cases and any related Reorganization Plan or any other transaction related thereto, plus (xi) past mining obligation expenses less past mining obligation cash payments minus (xii) gains and losses on asset sales, minus (xiii) Consolidated EBITDA of any non-wholly owned subsidiary, and equity earnings and losses from joint ventures, minus (xiv) cash dividends made to any minority interest holder, minus (xv) positive sales or purchase contract accretion. For the avoidance of doubt, for any period, to the extent that Consolidated Net Income has been increased for such period due to any sales or purchase contract accretion, the amount of such increase shall be subtracted from Consolidated Net Income (and not added back) in calculating Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period, determined in accordance with GAAP.

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account” means any Deposit Account, Securities Account or Commodities Account (a) with, and under the sole dominion and control of, the Administrative Agent or (b) that is subject to a Blocked Account Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Creditors’ Committee” has the meaning specified in the definition of “Carve-Out”.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the introductory statement.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b) any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Deposit Account” has the meaning specified in the UCC.

“Designated Amount” has the meaning specified in Section 12.16.

“Designation Notice” has the meaning specified in Section 12.16.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Real Property Leases, notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States or the District of Columbia.

“Eligibility Reserves” means such other reserves as the Administrative Agent, in its sole discretion, may from time to time establish to reflect risks or contingencies arising after the Closing Date that may affect any one or more class of such items and that have not already been taken into account in the calculation of the Borrowing Base.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) except in the case of an assignment to an existing Lender or an Affiliate of an existing Lender, the Administrative Agent, (ii) in the case of an assignment of a Revolving Credit Commitment or Revolving Credit Loan, any L/C Issuer and, unless an Event of Default has occurred and is continuing, the Borrower and (iii) in the case of an assignment of a Term Commitment, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, provided that the Borrower shall be deemed to have consented to such Person if the Borrower has not responded within 10 Business Days of a request for such approval); provided, further, that in no event shall any Loan Party or Defaulting Lender be an “Eligible Assignee”.

“Eligible Billed Receivables” means Eligible Receivables for which an invoice has been sent to the applicable Account Debtor, calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time.

“Eligible Receivables” means the aggregate gross outstanding balance of each Account of each Loan Party arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such Loan Party to a Person that is not an Affiliate of any Loan Party and that constitutes Collateral in which the Administrative Agent has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a)           such Account (i) is more than 60 days past due according to the original terms of sale, (ii) is due more than 90 days from the original invoice date thereof or (iii) has been invoiced at least twice; or

(b)           any warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account; or

(c)           the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to any Loan Party but only to the extent of such dispute or claim; or

(d)           the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, unless such Account Debtor (A) is a debtor-in-possession in a case then pending under chapter 11 of the Bankruptcy Code, (B) has established debtor-in-possession financing satisfactory to the Administrative Agent in its sole discretion and (C) otherwise satisfies each of the requirements set forth in this definition of Eligible Receivables; or

(e)           the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of any Loan Party unless such supplier or creditor has executed a no-offset letter satisfactory to the Administrative Agent, in its sole discretion; or

(f)           such Account is with an Approved Foreign Account Debtor and the total Accounts of all Approved Foreign Account Debtors to the Loan Parties represent more than 25% of the Eligible Receivables of the Loan Parties at such time, but only to the extent of such excess; or

(g)           the sale represented by such Account is to an Account Debtor other than an Approved Foreign Account Debtor located outside the United States, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion and (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent; or

(h)           the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis or is made pursuant to an agreement providing for repurchase or return of any goods claimed to be defective or otherwise unsatisfactory; or

(i)           such Account is subject to a Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties; or

(j)           such Account is subject to any security deposit, deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of the Loan Parties’ business; provided, however, that such

Account shall be ineligible pursuant to this clause (j) only to the extent of such security deposit, deduction, offset, counterclaim, return privilege or other condition; or

(k)           the Account Debtor on such Account is a Governmental Authority, unless the Borrower has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l)           50% or more of the outstanding Accounts of the Account Debtor have become, or have been determined by the Administrative Agent, in accordance with the provisions hereof, to be, ineligible; or

(m)           the sale represented by such Account is denominated in a currency other than Dollars; or

(n)           such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion; or

(o)           (i) any Loan Party, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made, (ii) such Account was invoiced in advance of goods sold or (iii) the revenue associated with such Account has not been earned; or

(p)           the total Accounts of such Account Debtor to the Loan Parties represent more than 15% of the Eligible Receivables of the Loan Parties at such time, but only to the extent of such excess; or

(q)           to the extent that the Loan Parties have received cash payment in respect of such Accounts but have not yet applied such payment to reduce the amount of such Account; or

(r)           such Account is classified as “Laws” billing on the books of any Loan Party or, otherwise, represents Coal mining costs incurred by a Loan Party that may be charged to an Account Debtor; or

(s)           such Account has been written off the books of a Loan Party or has otherwise been designated as uncollectible on such books; or

(t)           such Account (i) represents any unpaid portion of any other Account with such Account Debtor or (ii) constitutes a chargeback, debit memo or other adjustment for unauthorized deductions; or

(u)           to the extent that (i) a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment on such Account and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement; or

(v)           the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion, that such Account might not be paid or is otherwise ineligible.

“Eligible Unbilled Receivables” means each Eligible Receivable (and each Account that would otherwise be an Eligible Receivable if not for clauses (i) and (ii) below), calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time, for which (i) the sale represented by such Eligible Receivable was not more than 30 days prior to any date of determination, (ii) an invoice has not yet been sent to the applicable Account Debtor.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora or fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, concessions, grants, franchises, agreements or other governmental restrictions or common law causes of action applicable to the Borrower’s properties and operations relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials, substances or wastes into the environment including ambient air, surface water, ground water, or land, (b) SMCRA, (c) MSHA, (d) human health as affected by hazardous or toxic substances, (e) acid mine drainage and (f) mining operations and activities to the extent relating to environmental protection or reclamation; provided, that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the Environment, (e) Reclamation or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, certifications, notifications, exemptions and any other authorization required under any applicable Environmental Law (including, without limitation, those necessary under any applicable Environmental Laws for the construction, maintenance and operation of any coal mine or related processing facilities or Reclamation).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen), the Eurocurrency Base Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurocurrency Rate” means, with respect to any Interest Period for any Eurocurrency Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurocurrency Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurocurrency Rate is determined) having a term equal to such Interest Period; provided, that, in the case of any Term Loans, in no event shall the Eurocurrency Rate be less than 1.50% per annum.

“Eurocurrency Rate Loan” means a Revolving Credit Loan or Term Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Availability” means, at any time the Maximum Revolving Credit at such time minus the Total Revolving Credit Outstandings at such time.

“Excluded Account” means (i) any deposit or concentration accounts funded in the ordinary course of business, the deposits in which shall not exceed $100,000 individually, or $500,000 in the aggregate and (ii) any payroll, trust and tax withholding funded in the ordinary course of business or required by applicable law.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) branch profits taxes or taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent, such Lender or such L/C Issuer (or such other recipient) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, such Lender, or such L/C Issuer (or such other recipient) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Loan Document), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 12.13), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or any tax that is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after the date such Foreign Lender becomes a party hereto) to comply with Section 3.01(e); except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a), or (c) any United States withholding Taxes imposed under FATCA.

“Executive Order” has the meaning specified in Section 5.26.

“Existing Convertible Notes” means the convertible notes of the Borrower issued pursuant to the Existing Convertible Notes Indenture as in effect on the Closing Date in an aggregate principal amount of $200,000,000.

“Existing Convertible Notes Indenture” means the Indenture, dated as of May 28, 2008, among the Borrower, the subsidiaries party thereto and U.S. Bank National Association, as trustee.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 5, 2010 among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent (as amended by Amendment No. 1 dated as of January 6, 2011 and Amendment No. 2 dated as of January 31, 2012, and as otherwise amended, restated, supplemented or otherwise modified).

“Existing Mortgages” means the Mortgages in favor of the Second Out Agent entered into in connection with the Existing Credit Agreement.

“Existing Secured Agreements” means the agreements set forth on Schedule 1.01(b).

“Existing Securitization Facility” means (1) the Purchase and Sale Agreement by and among the Patriot Coal Sales LLC, Magnum Coal Sales LLC (together with Patriot Coal Sales LLC, the “Originators”), the Borrower and Patriot Coal Receivables (SPV) Ltd. (the “SPV”) (as amended, restated, supplemented or otherwise modified), (2) that certain Receivables Purchase Agreement by and among the SPV, the Borrower, the various conduit purchasers, related committed purchasers, L/C participants and purchaser agents from time to time party thereto and Fifth Third Bank, as administrator and as L/C bank (as amended, restated, supplemented or otherwise modified) and (3) that certain Performance Guaranty, by the Borrower for the benefit of Fifth Third Bank, as administrator (on behalf of the beneficiaries) (as amended, restated, supplemented or otherwise modified).

“Existing Senior Notes” means the senior notes of the Borrower issued pursuant to the Senior Notes Indenture as in effect on the Closing Date in an aggregate principal amount of $250,000,000.

“Existing Senior Notes Indenture” means the Indenture, dated as of May 5, 2010 among the Borrower, the subsidiaries party thereto and Wilmington Trust Company, as trustee.

“Existing Swing Line Obligations” obligations in an amount not to exceed $25,000,000 in respect of Swing Line Loans (as defined in the Existing Credit Agreement) arising under the Existing Credit Agreement prior to the Petition Date.

“Extension Date” means the date at least ten Business Days prior to the then current Maturity Date on which all of the following conditions have been satisfied (a) no Default shall exist, or would result from any Credit Extension or from the occurrence of the Extension Date, (b) the representations and warranties of the Loan Parties contained in this Agreement and in each other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, (c) an Acceptable Reorganization Plan shall have been filed in the Bankruptcy

Court with respect to the Cases, (d) the “Extension Date” as defined in the Second Out Facility shall have occurred and the “Maturity Date” thereunder shall have been extended to December 31, 2013, (e) the Extension Fee and all other fees and expenses due and payable under the Loan Documents shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, and (f) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that the foregoing conditions have been satisfied.

“Extension Fee” has the meaning specified in Section 2.10(b)

“Extraordinary Receipt” means any cash received by the Borrower or any of its Subsidiaries as proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards (and payments in lieu thereof).

“Facilities” has the meaning specified in the introductory statement hereto.

“Fair Market Value” means with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal; provided, however that if the value of the consideration obtainable in a sale of such asset would exceed $25,000,000, such determination as to value shall be made by the Board of Directors of the Borrower and evidenced by a resolution of the Board of Directors certified by a Responsible Officer and delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means each fee letter, dated July 9, 2012, among the Arrangers and the Borrower.

“Final Order” has the meaning specified in Section 4.02(e).

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“First Day Orders” means all orders entered by the Bankruptcy Court on, or within five days of, the Petition Date or based on motions filed on or about the Petition Date.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.01(e) and Section 6.01.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and any Subsidiary thereof.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Ratable Portion of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means each entity defined as a Grantor under the Security Agreement.

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (i) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (ii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Subsidiary” means any Subsidiary of the Borrower that is (a) a debtor in a case then pending under chapter 11 of the Bankruptcy Code or any ancillary proceedings, (b) a Domestic Subsidiary and (c) a Foreign Subsidiary, in the case of clause (c) to the extent the Borrower determines in good faith and in its reasonable discretion that no material adverse tax consequences would result; provided, that such term shall not include (i) the SPV, (ii) EACC Camps Inc., a West Virginia corporation, so long as Section 5.25 continues to be true and correct in all respects or (iii) (A) WWMV, LLC, (B) Rhino Eastern LLC, (C) White Stallion Coal, LLC, (D) Squaw Creek Coal Company or (E) Tecumseh Coal Corporation, each of which is a non-wholly owned joint venture with a third party.

“Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Hedge Bank” means (a) a Revolving Lender or an Affiliate of a Revolving Lender that is a party to a Secured Hedge Agreement on the Closing Date or (b) any Person that, at the time it enters into a Secured Hedge Agreement, is a Revolving Lender or an Affiliate of a Revolving Lender, in each case, in its capacity as a party to such Secured Hedge Agreement.

“Honor Date” shall have the meaning specified in Section 2.04(d)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, bid, performance and reclamation bonds, surety and appeal bonds and similar instruments issued for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           Capital Lease Obligations; and

(g)           all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such person is liable therefor as a result of such Person’s ownership interest in such entity or otherwise, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitees” has the meaning specified in Section 12.04(b).

“Information” has the meaning specified in Section 12.07.

“Intellectual Property Security Agreements” means the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, each as defined under the Security Agreement.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last Business Day of each month, the last day of each Interest Period applicable to such Loan and the Termination Date; and (b) as to any Base Rate Loan, the last Business Day of each month and the Termination Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two or three, as selected by the Borrower in its Borrowing Notice or Notice of Conversion or Continuation, as applicable; provided, that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date.

“Interim Order” means an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof) in the form set forth as Exhibit J, with changes to such form as are reasonably satisfactory to each Arranger in its sole discretion, approving the Loan Documents, which Interim Order shall, among other things (i) have been entered on such prior notice to such parties as may be satisfactory to each Arranger in its sole discretion, (ii) authorize the extensions of credit in respect of the Revolving Facility and the Term Facility, each in the amounts and on the terms set forth herein, (iii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iv) approve the payment by the Borrowers of the fees provided for herein, (v) approve the repayment in full of the Existing Swingline Obligations and the Existing Securitization Facility, (vi) authorize the extensions of credit in respect of the Second Out Facility and the roll-up of the obligations under the Existing Credit Agreement and the Pre-Petition Letters of Credit, (vii) provide for the waiver of section 506(c) of the Bankruptcy Code by the Debtors as to the Collateral, subject only to and effective upon entry of the Final Order, (viii) provide for approval of certain intercreditor provisions governing priority of payments and liens and exercise remedies among the Secured Parties and Second Out Secured Parties and (ix) provide for approval of certain provisions and protections to the Secured Parties relating to Real Property Leases.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries) or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, Cash Equivalents or short-term marketable debt securities.

“Inventory” has the meaning specified in the UCC.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means any Person (other than a Subsidiary) in which the Borrower and its Subsidiaries collectively hold an ownership interest.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Cash Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with the Administrative Agent and designated as the “Patriot L/C Cash Collateral Account”.

“L/C Cash Collateral Deposit Amount” means, at any time, the total amount on deposit in the L/C Cash Collateral Account pursuant to the terms of this Agreement.  The L/C Cash Collateral Deposit Amount may be reduced or increased from time in accordance with the terms of this Agreement.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively, each of Citibank, Barclays and Bank of America in its respective capacities as issuer of Letters of Credit hereunder, and such other Lender or Lenders that agree to act as L/C Issuer at the request of the Borrower, and any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to Letters of Credit, including all L/C Borrowings plus the aggregate amount of Letter of Credit Fees then due and payable.

“L/C Sublimit” means (a) with respect to the L/C Issuers taken as a whole, $100,000,000 and (b) (i) with respect to Citi, $34,000,000, (ii) with respect to Barclays, $33,000,000 and (iii) with respect to Bank of America, $33,000,000 or (iv) with respect to Citi, Barclays, Bank of America and any other L/C Issuer, such other amounts as may be agreed from time to time among all L/C Issuers, the Borrower and the Administrative Agent; provided that the aggregate L/C Sublimit for the L/C Issuers shall not exceed the L/C Sublimit in clause (a).  The L/C Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Lender” has the meaning specified in the introductory statement hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or Assignment and Acceptance by which it became a Lender or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.04(a).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.”

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.04(j).

“Liability Assumption Agreements” means (a) the Coal Act Liability Assumption Agreement, dated as of October 22, 2007, among the Borrower, Peabody Holding Company, LLC and Peabody, (b) the NBCWA Liability Assumption Agreement, dated as of October 22, 2007, among the Borrower, Peabody Holding Company, LLC, Peabody Coal Company, LLC (k/n/a Heritage Coal Company LLC) and Peabody, and (c) the Salaried Employee Liability Assumption Agreement, dated as of October 22, 2007, among the Borrower, Peabody Holding Company, LLC, Peabody Coal Company, LLC (k/n/a Heritage Coal Company LLC) and Peabody.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, on any date of determination, the sum of (a) the aggregate amount of Qualified Cash maintained by each Loan Party in a Control Account on such date plus (b) Excess Availability on such date.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes,  (c) the Collateral Documents, (d) each Issuer Document, (e) each Secured Hedge Agreement, and (f) each Secured Cash Management Agreement.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, other than (i) as customarily would occur as a result of the filing of the Cases or the effect of bankruptcy or those circumstances and events leading up thereto specified in the Declaration of Mark N. Schroeder pursuant to Local Bankruptcy Rule 1007-2 or (ii) as would occur as a result of non-cash impairment charges or a non-cash selenium charge, each as previously disclosed to the Arrangers or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Lease” means any Real Property Lease or other Contractual Obligations in respect of Material Leased Real Property.

“Material Leased Real Property” means (a) all Real Property listed on Schedule 5.08(b) and (b) any other Real Property subject to a Real Property Lease with respect to which a Loan Party acquires an interest with Coal reserves having a fair market value reasonably estimated by the Borrower (or, at the reasonable request of the Administrative Agent, by an independent appraiser acceptable to the Administrative Agent) to be in excess of $4,000,000.

“Material Owned Real Property” means (a) all Real Property listed on Schedule 5.08(a) and (b) any other Real Property owned in fee by any Loan Party having a fair market value reasonably estimated by the Borrower (or, at the reasonable request of the Administrative Agent, by an independent appraiser acceptable to the Administrative Agent) to be in excess of $2,500,000.

“Maturity Date” means (i) the date that is 450 days after the Closing Date or (ii) if the Extension Date has occurred, December 31, 2013.

“Maximum Revolving Credit” means, at any time, (a) the lesser of (i) the Borrowing Base at such time minus the aggregate amount of Designated Amounts in respect of Secured Agreements and (ii) the Revolving Credit Commitments in effect at such time, (b) minus $13,000,000, (c) minus the Carve-Out Reserve.

“Mining Financial Assurances” has the meaning specified in Section 5.10.

“Mining Title” means fee simple title to surface and/or Coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or Coal together with (A) for Real Property designated for surface mining, no less than those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, and transport Coal by surface mining methods; (B) for Real Property designated for underground mining, no less than those easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, and transport Coal by underground mining methods; and (C) for Real Property where any Loan Party has facilities currently used in the Coal mining business, including office and administrative buildings, mine openings, air shafts, preparation and processing plants, slurries and gob disposal areas, retention and drainage ponds, unfinished reclamation areas, coal terminals, and coal loading and storage facilities, no less than those easements, licenses, privileges, rights, and appurtenances as are necessary to operate such facilities in the manner presently operated.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a deed of trust, trust deed, deed to secure debt, mortgage, leasehold mortgage and leasehold deed of trust in form and substance reasonably satisfactory to the Administrative Agent, in each case as amended, restated, supplemented or otherwise modified from time to time.

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801 et seq., as amended.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided, that if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term Loans or Revolving Credit Loans, as the case may be, made by such Lender, substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.

“Notice of Conversion or Continuation” means a notice by the Borrower to (i) convert Base Rate Loans or any portion thereof to Eurocurrency Rate Loans or (ii) at the end of any applicable Interest Period, convert Eurocurrency Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period, in each case, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation, the Subsidiary Guarantor Obligations.

“Obligee Guarantor” shall have the meaning given to such term in Section 11.09.

“Operating Forecast” means a consolidated business plan and projected operating budget substantially in the form of the budget dated July 8, 2012, previously delivered to the Administrative Agent.

“Orders” means, collectively, the Interim Order and the Final Order.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof, after giving effect to any prepayments or repayments thereof occurring on such date, (ii) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or any L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 12.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Peabody” means Peabody Energy Corporation, a Delaware corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit I or any other form approved by the Administrative Agent, as such perfection certificate may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Land Swap” means any transfer conducted in the ordinary course of business, consistent with past practice, of Real Property by a Loan Party in which at least 90% of the consideration received by the transferor consists of Real Property; provided, that, unless otherwise agreed by the Administrative Agent (i) the aggregate Fair Market Value of the Real Property being received by the applicable Loan Party is approximately equal to or greater than the Fair Market Value of the Real Property being transferred by such Loan Party in such exchange, (ii) the Real Property received by such Loan Party will be used by such Loan Party in a line of business that the Loan Parties engaged in on the Closing Date, (iii) the exchange of assets by the parties to the transaction is substantially simultaneous, (iv) in evaluating any such transfer, such Loan Party shall use sound mining and business practices, including conducting engineering and geologic reviews of such property, internal or third-party appraisals and cash flow analyses or assessments of the impact of such transfer on the Borrower’s five year business plan, (v) the Real Property received by such Loan Party shall not be subject to any Contractual Obligation that limits the ability of such Loan Party to create, incur, assume or suffer to exist any Lien on such Real Property except to the extent that the Real Property being transferred by such Loan Party is subject to such a Contractual Obligation and (vi) the aggregate Fair Market Value of all Real Property transferred since the Closing Date by the Loan Parties in any such transfer or transfers shall not exceed $50,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the introductory statement hereto.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Pledged Debt” has the meaning specified in Section 1.1 of the Security Agreement.

“Pledged Equity Interests” has the meaning specified in Section 1.1 of the Security Agreement.

“Prepayment Date” means (i) the date that is 30 days after the Interim Order Entry Date if the Final Order has not been entered by the Bankruptcy Court prior to such date (provided, however, that such date shall be 45 days after the Interim Order Entry Date if entry of the Final Order is delayed by any requirements as a result of an evidentiary hearing or similar hearing or process associated with objections being made to the entry of the Interim Order or the Final Order) or (ii) such later date as approved by the Required Lenders.

“Pre-Petition Debt” means, collectively, the Indebtedness and any and all claims (as such term is defined in Section 101(5) of the Bankruptcy Code) of each Debtor outstanding and unpaid on the date on the Petition Date, or such later date on which such Person becomes a Debtor by commencing a Case.

“Pre-Petition Letters of Credit” mean, collectively, the letters of credit issued under the Existing Credit Agreement prior to the Petition Date.

“Pre-Petition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Debt, (ii) “critical or foreign vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or other pre-petition claims against any Debtor.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Properties” means the facilities and properties currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries.

“Public Lender” has the meaning specified in Section 10.03(e).

“Qualified Cash” means unrestricted cash or Cash Equivalents of the Loan Parties that are subject to the valid, enforceable and first priority perfected security interest of the Administrative Agent, and which cash and Cash Equivalents are not subject to any other Lien or claim, except to the extent that the holder of any of the same has entered into an intercreditor agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (other than customary Liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository, provided, that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, at the Administrative Agent’s option, by any obligations owing to such institution and Borrowers shall provide such information with respect to such obligations as the Administrative Agent may from time to time request).

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any (i) Revolving Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Revolving Lender by (b) the aggregate Revolving Credit Commitments of all Revolving Lenders (or, at any time after the Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Total Revolving Credit Outstandings owing to such Revolving Credit Lender by the aggregate outstanding principal balance of the Total Revolving Credit Outstandings owing to all Revolving Lenders) or (ii) Term Lender, the percentage obtained by dividing (a) the principal amount of such Term Lender’s Loans by (b) the aggregate Term Loans of all Term Lenders.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all improvements, fixtures, easements, hereditaments, permits and appurtenances relating thereto, and including, with respect to the Loan Parties, all property listed on Schedule 5.08(a) and Schedule 5.08(b).

“Real Property Lease” means any lease, license, letting, concession, occupancy agreement, sublease, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract minerals from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof including with respect to the Loan Parties, without limitation, the leases with respect to Real Property and other property listed on Schedule 5.08(b) and any Contractual Obligation with respect to any of the foregoing.

“Reclamation” means the reclamation and restoration of land, water and any future, current, abandoned or former mines, and of any other Environment affected by such mines, as required pursuant to SMCRA, any other Environmental Law or any Environmental Permit.

“Register” has the meaning specified in Section 12.06(c).

“Related Documents” means the Separation Agreement, the Tax Separation Agreement and the Liability Assumption Agreements.

“Related Obligations” has the meaning specified in Section 10.10.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, members, partners, directors, officers, employees, agents, fund managers and advisors.

“Reorganization Plan” means a liquidation plan or plan of reorganization in any or all of the Cases of the Debtors.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Borrowing Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, Lenders holding (i) more than 50% of the sum of (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Revolving Commitments and (ii) more than 50% of the sum of (a) the Outstanding Amount of Term Loans and (b) the aggregate unused Term Commitments; provided, in each case, that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means at any time Lenders that would constitute the Required Lenders without giving regard to clause (ii) of the definition thereof.

“Required Term Lenders” means at any time Lenders that would constitute the Required Lenders without giving regard to clause (i) of the definition thereof.

“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, at any time of determination, (a) any Eligibility Reserves and (b) such other reserves as determined from time to time in the reasonable discretion of the Administrative Agent.

“Responsible Officer” means the chief executive officer, president, or any vice president of the Borrower or, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(a) and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the caption “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.01(a), or, as the case may be, opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $125,000,000.

“Revolving Credit Commitment Fee” has the meaning specified in Section 2.10(a).

“Revolving Credit Facility” has the meaning specified in the introductory statement.

“Revolving Credit Facility Collateral” has the meaning specified in the Security Agreement.

“Revolving Credit Facility Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with the Administrative Agent and designated as the “Patriot Revolving Credit Facility Collateral Account”.

“Revolving Credit Facility Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Credit Loan, Revolving Credit Commitment or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Lender” means, at any time, a Lender that has a Revolving Credit Commitment or Revolving Credit Loan at such time.

“Revolving Secured Parties” means , collectively, the Administrative Agent (to the extent of any Secured Revolving Obligations owing to the Administrative Agent), the Revolving Lenders, each L/C Issuer (to the extent of any Secured L/C Obligations owing to such L/C Issuer), the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.08.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Out Agent” means Bank of America, N.A., in its capacity as administrative agent under the Second Out Facility, or any successor administrative agent.

“Second Out Facility” means that certain Amended and Restated Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of the date hereof, among the Borrower, the lenders party thereto from time to time, and the Second Out Agent.

“Second Out Obligations” means the “Obligations” as defined in the Second Out Facility.

“Second Out Secured Parties” means the “Secured Parties” as defined in the Second Out Facility.

“Secured Agreement” means any Secured Cash Management Agreement or Secured Hedge Agreement.

“Secured Cash Management Agreement” means (i) any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank to the extent designated as such by the Borrower and such Cash Management Bank in writing to the Administrative Agent from time to time in accordance with Section 12.16 and (ii) each Existing

Secured Agreement listed on Schedule 1.01(b) as an “Existing Secured Cash Management Agreement”

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between the Borrower and any Hedge Bank to the extent designated as such by the Borrower and such Hedge Bank in writing to the Administrative Agent from time to time in accordance with Section 12.16 and (ii) each Existing Secured Agreement listed on Schedule 1.01(b) as an “Existing Secured Hedge Agreement”.

“Secured Parties” means, collectively, the Revolving Secured Parties and the Term Secured Parties and any other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.08.

“Secured Revolving Obligations” means, collectively with respect to each Loan Party, all Revolving Credit Facility Obligations and all Related Obligations.

“Secured Term Obligations” means, collectively with respect to each Loan Party, all Term Facility Obligations.

“Securities Account” has the meaning specified in the UCC.

“Security Agreement” means that certain Debtor-in-Possession Pledge and Security and Intercreditor Agreement dated as of the date hereof, by and among the Administrative Agent and each of the Grantors party thereto, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Separation Agreement” means the Separation Agreement, Plan of Reorganization and Distribution, dated as of October 22, 2007, between Peabody and the Borrower.

“Similar Business” means coal production, coal mining, coal gasification, coal liquifaction, other BTU conversions, coal brokering, coal transportation, mine development, coal supply contract restructurings, ash disposal, environmental remediation, Reclamation, coal and coal bed methane exploration, production, marketing, transportation and distribution and other related businesses, and activities of the Borrower and its Subsidiaries as of the date hereof and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Single Class Default” means an Event of Default resulting from a failure to perform the covenants set forth in Section 6.02(l), as to which the applicable Class of Lenders is the Revolving Lenders.

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq., as amended.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” has the meaning specified in the introductory paragraph hereto.

“Subsidiary Guarantor Obligations” mean, with respect to any Subsidiary Guarantor, the collective reference to (i) the Obligations and (ii) all obligations and liabilities of such Subsidiary Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such Subsidiary Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and counsel to the Lenders that are required to be paid by such Subsidiary Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Supermajority Revolving Lenders” means, as of any date of determination, Lenders holding more than 75% of the sum of the Total Revolving Credit Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and the aggregate unused Revolving Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Revolving Lenders.

“Superpriority Claim” means a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any and all administrative expenses, diminution claims and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject only to and effective upon entry of the Final Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any valid netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Barclays Bank PLC, as syndication agent under the Loan Documents.

“Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.

“Tax Separation Agreement” means that Tax Separation Agreement, dated as of October 22, 2007, between Peabody and the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Term Commitment” means, as to each Term Lender, the obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in the amount set forth under the caption “Term Commitment” opposite such Lender’s name on Schedule 2.01(b), or, as the case may be, opposite such caption in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  As of the Closing Date, the aggregate amount of the Term Commitments is $375,000,000.

“Term Commitment Fee” has the meaning specified in Section 2.10(b).

“Term Facility” has the meaning specified in the introductory statement.

“Term Facility Collateral” has the meaning specified in the Security Agreement.

“Term Cash Collateral Account” means the account established by, and under the sole dominion and control of, the Administrative Agent maintained with the Administrative Agent and designated as the “Patriot Term Cash Collateral Account”.

“Term Facility Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan or Term Commitment, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Term Lender” means, at any time, a Lender with an outstanding Term Loan or a Term Commitment at such time.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Secured Parties” means, collectively, the Administrative Agent (to the extent of any Term Facility Obligations owing to the Administrative Agent), the Term Lenders, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.08.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, (iii) the date of termination of the Commitment of each Lender and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02, (iv) the Prepayment Date, (v) the Consummation Date and (vi) the date of dismissal of the Cases by the Bankruptcy Court.

“Threshold Amount” means $10,000,000.

“Total L/C Obligations” means the aggregate Outstanding Amount of all L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Term Loans, Revolving Credit Loans and L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total L/C Obligations” means the aggregate Outstanding Amount of all L/C Obligations.

 “Transaction” means, collectively, the entering into by the Loan Parties of the Loan Documents to which they are a party and the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.04(d)(i).

“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

Section 1.02. Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)  Changes in GAAP.  If at any time any Accounting Change or any other change as permitted by Section 7.15 would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made; provided, that until so amended, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

Section 1.04. Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05. Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.06. Reserves.  When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base” and “Eligible Receivables” is to be determined in each case in the Administrative Agent’s “reasonable discretion”, such Reserve shall be implemented or such change shall become effective on the Business Day immediately following delivery of a written notice thereof to the Borrower, or immediately, without prior written notice, if such change is a result of a mathematical calculation and during the continuance of a Default.

ARTICLE 2
The Commitments and Credit Extensions

Section 2.01. The Loans.  (a)  Revolving Credit Loans.  Subject to the terms and conditions set forth herein and in the Orders, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Maximum Revolving Credit and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof and in the

Orders, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.06, and reborrow under this Section 2.01(a). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. In no event shall the Total Revolving Credit Outstandings plus the Term Loans exceed the amount authorized by the Bankruptcy Court in the Orders.

(b)  Term Loans.  Subject to the terms and conditions set forth herein and in the Orders, each Term Lender severally agrees to make loans (each such loan, a “Term Loan”) to the Borrower from time to time, on any Business Day on or after the Closing Date and prior to the date that is two Business Days following the Final Order Entry Date in two draws, in an aggregate principal amount not to exceed the amount of such Lender’s Term Commitment.  For the avoidance of doubt, any unused Term Commitments shall terminate on the earlier of (i) the second Term Borrowing hereunder and (ii) the date that is two Business Days following the Final Order Entry Date (or if earlier, the Termination Date).  The Term Borrowing shall be in an aggregate amount of $100,000,000 or an integral multiple of $50,000,000 in excess thereof and shall consist of Term Loans of the same Type made on the same day by the Term Lenders ratably according to their respective Term Commitments; provided, that (x) the First Term Borrowing shall be in the amount authorized by the Bankruptcy Court in the Interim Order but in no event more than $250,000,000 and (y) the second Term Borrowing shall be in an amount equal to the difference between (i) the lesser of (A) the full amount authorized by the Bankruptcy Court in the Final Order and (B) the aggregate amount of Term Commitments and (ii) the amount of the first Term Borrowing.  Term Loans prepaid or repaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02.  Borrowings, Conversions and Continuations of Loans.  (a)   Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three, or six months, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice or Notice of Conversion or Continuation, as applicable, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.04(d), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing, a Term Borrowing, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, (iv) the Type of Loans to be borrowed and (v) the duration of the Interest Period with respect thereto, if applicable. Each Notice of Continuation or Conversion (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Revolving Credit Loans from one Type to the other, a conversion of Term Loans from one Type to the other, a continuation of Revolving Credit Loans that are Eurocurrency Rate Loans, or a continuation of Term Loans that are Eurocurrency Rate Loans, and (ii) specifying (A) the amount and Type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.  If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely Notice of Conversion or Continuation with respect to Eurocurrency Rate Loans, then the applicable Revolving Credit Loans or Term Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)  Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Loan, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of any Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Borrowing Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Advances outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any Unreimbursed Amounts in respect thereof, and second, shall be made available to the Borrower as provided above.

(c)  Unless the Lenders are compensated for any losses under Section 3.05, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans if the Required Lenders or the Administrative Agent so notify the Borrower.

(d)  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s “prime rate” used in determining the Base Rate promptly following the public announcement of such change.

(e)  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (x) five (5) Interest Periods in effect under the Revolving Credit Facility and (y) five (5) Interest Periods in effect under the Term Facility.

Section 2.03.  L/C Cash Collateral Account.

(a)  Deposits in L/C Cash Collateral Account.  On any date on which the Administrative Agent receives any payment from the Borrower to increase the L/C Cash Collateral Deposit Amount, the Administrative Agent shall deposit in the L/C Cash Collateral Account the amount of such payment;

(b)  Withdrawals from and Closing of L/C Cash Collateral Account.  Amounts on deposit in the L/C Cash Collateral Account shall be withdrawn and distributed as follows:

(i)  on any date on which any L/C Issuer is to be reimbursed by the Borrower for any payment made by such L/C Issuer with respect to a Letter of Credit, the Administrative Agent shall, unless the Borrower shall have so reimbursed such L/C Issuer in cash in accordance with Section 2.04(d), withdraw from the L/C Cash Collateral Account an amount equal to the amount of such payment, and make such amount available to such L/C Issuer;

(ii)  upon receipt of the Borrower’s written withdrawal request not later than 1:00 p.m. on the requested withdrawal date (which shall be a Business Day), the Administrative Agent shall withdraw from the L/C Cash Collateral Account the amount requested by the Borrower and make such funds available to the Borrower; provided that after giving effect to the withdrawal of such amount, the Total Revolving Credit Outstandings shall not exceed the Maximum Revolving Credit; and

(iii)  upon the Termination Date and the expiration or cancellation of all outstanding Letters of Credit (or cash collateralization thereof pursuant to arrangements reasonably satisfactory to the Administrative Agent), the Administrative Agent (x) shall withdraw from the L/C Cash Collateral Account the aggregate amount then on deposit therein and apply such funds in accordance with Section 9.03; and (y) shall close the L/C Cash Collateral Account.

(c)  Investment of L/C Cash Collateral Deposit Amount.  The Administrative Agent shall, on behalf of the Borrower, invest the L/C Cash Collateral Deposit Amount in Cash Equivalents or such other investments as the Administrative Agent and the Borrower shall agree to from time to time.  The return earned on the L/C Cash Collateral Deposit Amount will be deposited by the Administrative Agent in the L/C Cash Collateral Account.  No Lender shall have any obligation under or in respect of the provisions of this Section 2.03(c).

Section 2.04.  Letters of Credit.  (a)  The Letter of Credit Commitment.  Subject to the terms and conditions set forth herein and in the Orders, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Revolving Letters of Credit for the account of the Borrower or any other Loan Party, and to amend or extend Revolving Letters of Credit previously issued by it, in accordance with Section 2.04(c), and (2) to honor drawings under the Revolving Letters of Credit; and (3) the Revolving Lenders severally agree to participate in Revolving Letters of Credit issued for the account of the Borrower or any other Loan Party and any drawings thereunder; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the L/C Obligations outstanding with respect to such Issuer shall not exceed such L/C Issuer’s L/C Sublimit, (x) the aggregate amount of L/C Obligations shall not exceed the L/C Sublimit of all L/C Issuers taken as a whole, (y) the Total Revolving Credit Outstandings shall not exceed the Maximum Revolving Credit, and (z) the Outstanding Amount of the Revolving Credit Loans of any Revolving Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment.  Each request by the Borrower or any other Loan Party for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that (i) the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence and (ii) such Letter of Credit will not extend, renew or replace any Pre-Petition Letter of Credit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Revolving Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Revolving Letters of Credit to replace Revolving Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)  (i)         No L/C Issuer shall issue any Letter of Credit if:

(A)  subject to Section 2.04(c)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the applicable L/C Issuer in its sole discretion and, in the case of a Letter of Credit, the Required Revolving Lenders, have approved such expiry date;

(B)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the applicable L/C Issuer in its sole discretion and all the Revolving Lenders, have approved such expiry date; or

(C)  such Letter of Credit would extend, renew or replace any Pre-Petition Letter of Credit.

(ii)  No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)  the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;

(C)  except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D)  such Letter of Credit is to be denominated in a currency other than Dollars;

(E)  subject to Section 2.04(c)(iv), such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)   a default of any Revolving Lender’s obligations to fund under Section 2.04(d) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the applicable L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender.

(iii)  No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would not have any obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)  Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 10 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 10 included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(v)  No L/C Issuer shall be required to issue documentary or “trade” Letters of Credit (as opposed to “standby” Letters of Credit).

(c)  Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least four Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)  If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Appropriate Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.01(a)), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)  If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Appropriate Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.

(v)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d)  Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  The Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the date on which the Borrower receives notice of any payment by such L/C Issuer under a Letter of Credit, provided that the Borrower receives notice by 1:00 p.m., New York City time on such date, or on the next Business Day if notice is not received by such time (each such date, an “Honor Date”).  If the Borrower fails to so reimburse such L/C Issuer by the time set forth in the preceding sentence, the applicable L/C Issuer shall promptly notify the Administrative Agent of the Honor Date and the amount of the unreimbursed drawing (the “Unreimbursed Amount”).  The Administrative Agent shall, in the case of a payment under a Letter of Credit, promptly notify each Revolving Lender thereof and of the amount of such Revolving Lender’s Applicable Percentage thereof.  Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.04(d)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)  Each Revolving Lender shall upon any notice pursuant to Section 2.04(d)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(d)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)  With respect to any Unreimbursed Amount for a payment under a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at (A) the rate applicable to Revolving Credit Loans that are Base Rate Loans from the Honor Date to the date reimbursement is required pursuant to Section 2.04(d) (i) and (B) thereafter, the Default Rate.  Each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(d)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)  Until each Revolving Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.04(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s

Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)  Each Revolving Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Revolving Letters of Credit, as contemplated by this Section 2.04(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)  If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(d) by the time specified in Section 2.04(d)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.04(d)(vi) shall be conclusive absent manifest error.

(vii)  Unless the Borrower shall have notified the Administrative Agent and the applicable L/C Issuer of its intent to reimburse any drawing on a Letter of Credit in cash on or before the Honor Date (and shall have actually made such reimbursement in cash to the L/C Issuer on such date), the Borrower’s obligation to reimburse the L/C Issuer with respect to such drawing shall be satisfied by funds withdrawn by the Administrative Agent from the L/C Cash Collateral Account and transferred to the L/C Issuer in accordance with Section 2.03(b)(i) (and the Borrower hereby irrevocably authorizes and instructs the Administrative Agent to make such withdrawals and transfers).

(e)  Repayment of Participations.  (i)  At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(d), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)  If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.04(d) is required to be returned under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)  Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each Unreimbursed Amount shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)  any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any Lender, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit, except to the extent caused by the applicable L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment;

(iv)  any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, so long as the L/C Issuer shall have determined in the absence of gross negligence or willful misconduct, in good faith and in accordance with the standard of care specified in the Uniform Commercial Code of the State of New York, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit;

(v)  any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi)  any other action taken or omitted to be taken by the applicable L/C Issuer under or in connection with any Letter of Credit or the related drafts or documents, whether or not similar to any of the foregoing, that might, but for this Section 2.04(g), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(g)  Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  Notwithstanding anything to the contrary herein the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final, non-appealable judgment.  In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)  Cash Collateral.  (i) Upon the request of the Administrative Agent, (A) if, as of the Letter of Credit Expiration Date or the Termination Date, any L/C Obligation for any reason remains outstanding or (B) if an Event of Default has occurred and is continuing, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of such L/C Obligation.

(ii)  Sections 2.04 and 9.02(a)(iii) set forth certain additional requirements to deliver cash collateral hereunder.  “Cash Collateralize” means to pledge to the Administrative Agent and deposit in a Control Account, for the benefit of the applicable L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount of at least 103% of the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in the Cash Collateral Account.  If at any time the Administrative Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited in the Cash Collateral Account, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held in the Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Cash Collateral Account, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer for the amount of such drawing.

(i)  Applicability of ISP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(j)  Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans that are Eurocurrency Rate Loans times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  Letter of Credit Fees for Revolving Letters of Credit shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar month commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate of 0.25% per annum on the face amount drawn under each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a monthly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each calendar month in respect of the most recently-ended monthly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(m) Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.05.  [Reserved].

Section 2.06. Prepayments.  (a)  Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) and Class(es) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Any prepayment of a Term Loan may not be reborrowed.

(b)  Mandatory.  (i) [Reserved.]

(ii)  If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition permitted by Section 7.05(a), (b), (c) or (k)) (A) which results in the realization by such Person of Net Cash Proceeds that, when taken in the aggregate with the Net Cash Proceeds of all other such Dispositions since the Closing Date, exceed $5,000,000, the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of such excess Net Cash Proceeds or (B) which results in the realization by such Person of Net Cash Proceeds that, when taken in the aggregate with the Net Cash Proceeds of all other such Dispositions since the Closing Date, exceed $100,000,000, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such excess Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (vi) below), without, with respect to Revolving Credit Loans, a corresponding permanent reduction in Revolving Credit Commitments.

(iii)  Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (i) of this Section 2.06(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (v) and (vi) below), without, in respect of the Revolving Credit Loans, a corresponding permanent reduction in Revolving Credit Commitments; provided, however, that at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such cash proceeds), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 90 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received or reinvest in other operating assets; and provided, further, however, that any cash proceeds not so applied shall be applied to the prepayment of the Loans as set forth in this Section 2.06(b)(iii) at the end of such 90 day period.

(iv)  If, at any time, the Total Revolving Credit Outstandings at such time exceed the Maximum Revolving Credit, then, within one Business, the Borrower shall prepay Revolving Credit Loans and/or the Borrower shall Cash Collateralize the L/C Obligations (including by depositing funds in the L/C Cash Collateral Account pursuant to Section 2.03(a)) in an aggregate amount sufficient to reduce the amount of Total Revolving Credit Outstandings as of such date of payment to an amount less than or equal to the Maximum Revolving Credit; provided, however, that, subject to the provisions of Section 2.04(h)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b)(iv) unless after the prepayment in full of the Revolving Credit Loans the Total Revolving Credit Outstandings exceed the Maximum Revolving Credit above at such time.

(v)  Prepayments of the Facilities made pursuant to this Section 2.06(b) in respect of Net Cash Proceeds of Term Facility Collateral first, shall be applied ratably to the outstanding Term Loans, second, shall be applied to the Second Out Obligations pursuant to Section 10.09(b) of the Security Agreement, third, shall be applied to the L/C Borrowings, fourth, shall be applied ratably to the outstanding Revolving Credit Loans, and fifth, shall be used to Cash Collateralize the remaining L/C Obligations; provided, that if such prepayment results from a Disposition of all or substantially all of the assets of the Loan Parties taken as a whole then such prepayments shall be applied pursuant to Section 10.09(a)(ii) of the Security Agreement.

(vi)  Prepayments of the Facilities made pursuant to this Section 2.06(b) in respect of Net Cash Proceeds of Revolving Credit Facility Collateral first, shall be applied to the L/C Borrowings, second, shall be applied ratably to the outstanding Revolving Credit Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations, fourth shall be applied ratably to the outstanding Term Loans and fifth, shall be applied to the Second Out Obligations pursuant to Section 10.09(c) of the Security Agreement.

(vii)  In the case of prepayments of the Facilities required pursuant to clause (i), (ii) or (iii) of this Section 2.06(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Revolving Credit Loans, Term Loans and Second Out Obligations outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held in the Cash Collateral Account shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

Section 2.07.  Termination or Reduction of Commitments.  (a)  The Borrower may, upon notice to the Administrative Agent, terminate, or from time to time permanently reduce, the Revolving Credit Commitments; provided, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Maximum Revolving Credit.  The Administrative Agent will promptly notify the Appropriate Lenders of any such notice of termination or reduction of the aggregate Revolving Credit Commitments.  Any reduction of the aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Applicable Percentage.  All Commitments shall terminate on July 13, 2012 if the Closing Date has not occurred by such date.

(b)  [Reserved].

(c)  Payment of Fees.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

Section 2.08.  Repayment of Loans.

(a)  Revolving Credit Loans.  The Borrower shall repay to the Revolving Lenders on the Termination Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)  [Reserved].

(c)  Term Loans.  The Borrower shall repay the Term Lenders on the Termination Date the aggregate principal amount of all Term Loans outstanding on such date.

Section 2.09.  Interest.  (a)  Subject to the provisions of Section 2.09(b),

(i)  Each Revolving Credit Loan that is (A) a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (B) a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate;

(ii)  [Reserved].

(iii)  Each Term Loan that is (A) a Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (B) a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)  (i)    If any amount of principal or interest of any Loan (or any other Obligation) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)  Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

Section 2.10.  Fees.  In addition to certain fees described in Sections 2.04(j) and (k):

(a)  Revolving Credit Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Revolving Credit Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments of all Revolving Lenders exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations.  The Revolving Credit Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable monthly in arrears on the last Business Day of each month, commencing with the first such date to occur after the Closing Date, and on the Termination Date.

(b)  Term Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Term Lender in accordance with its Applicable Percentage, a commitment fee (the “Term Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the aggregate Term Commitments of all Term Lenders exceed the Outstanding Amount of Term Loans.  The commitment fee shall accrue at all times from and including the Closing Date to but not including the earlier of (i) the Termination Date and (ii) the date of termination of the Term Commitments pursuant to Section 2.01(b), including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable monthly in arrears and on the second and final Term Borrowing, the date that is two Business Days following the Final Order Entry Date, and on the Termination Date.

(c)  Extension Fee.  If the Borrower elects, subject to the occurrence of the Extension Date, to extend the Maturity Date of the Facilities, the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an extension fee (the “Extension Fee”) equal to 0.50% of the aggregate Revolving Credit Commitments and Term Loans of all Lenders outstanding on the Extension Date.

(d)  Upfront Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Lender, fees in the amounts and at the times specified in the Fee Letter.

(e)  Other Fees.  The Borrower shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(f)  Defaulting Lender Fees.  Notwithstanding anything herein to the contrary, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clauses (a), (b) and (c) above (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a Ratable Portion of the L/C Obligations of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.15(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (ii) to the extent that all or any portion of such L/C Obligations cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable L/C Issuer.

Section 2.11.  Computation of Interest and Fees.  (a)  All computations of interest for Base Rate Loans (other than Loans bearing interest at the Base Rate based on clause (c) of the definition thereof) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)  [Reserved].

Section 2.12.  Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)  In addition to the accounts and records referred to in Section 2.12(a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Revolving Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.13.  Payments Generally; Administrative Agent’s Clawback.  (a)   General.  All payments to be made by the Borrower or the other Loan Parties shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower or the other Loan Parties hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The

Administrative Agent will promptly distribute to each Appropriate Lender its ratable share of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)  (i)    Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Appropriate Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.13(b) shall be conclusive, absent manifest error.

(c)  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)  Obligations of Lenders Several.  The obligations of (i) the Revolving Lenders hereunder to make Revolving Credit Loans and to fund participations in Letters of Credit, (ii) the Term Lenders hereunder to make Term Loans, and (iii) all Lenders hereunder to make payments pursuant to Section 12.04(c) are several and not joint.  The failure of (x) any Revolving Lender to make any Revolving Credit Loan or to fund any such participation, (y) any Term Lender to make any Term Loan, or (z) any Lender to make payment under Section 12.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Appropriate Lender to do so.

(e)  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.14.  Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Appropriate Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Appropriate Lenders hereunder and under the other Loan Documents at such time obtained by all Appropriate Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (i) the aggregate amount of the Obligations owing (but not due and payable) to all Appropriate Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Appropriate Lenders hereunder and under the other Loan Documents at such time obtained by all of the Appropriate Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and/or, if applicable, subparticipations in L/C Obligations of the other Appropriate Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders ratably in accordance with the aggregate amount of

Obligations then due and payable to the Appropriate Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided, that:

(ii)  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(iii)  the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans, subparticipations in L/C Obligations, or Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), or (C) any payments pursuant to the Fee Letters.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.15.  Defaulting Lender.

(a)  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)  Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders; and

(ii)  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.04(h); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.04(h); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)  [Reserved].

(iv)  Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation..

(v)  Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14(a)(ii).

(b)  Defaulting Lender Cure.  If the Borrower, the Administrative Agent and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)  New Letters of Credit.  So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.16.  Priority and Liens.  (a)   The Borrower hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order):

(i)  the Obligations pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim in the Cases subject only to the Carve-Out;

(ii)  subject to the terms of the Orders and the Security Agreement, the Revolving Credit Obligations, pursuant to Section 364 of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected (A) first priority Lien on all of the Revolving Credit Facility Collateral of each Loan Party and (B) first priority Lien (on a pari passu basis with the Liens described in clause (iii) below and with the Liens securing the Second Out Obligations) on all of the Term Facility Collateral of each Loan Party subject, in each case, to the Carve-Out; provided that amounts in the Cash Collateral Account shall not be subject to the Carve-Out;

(iii)  subject to the terms of the Orders and the Security Agreement, the Term Facility Obligations pursuant to Section 364 of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected (A) first priority Lien (on a pari passu basis with the Liens described in clause (ii) above and with the Liens securing the Second Out Obligations) on all of the Term Facility Collateral of each Loan Party and (B) junior Lien (on a pari passu basis with the Liens securing the Second Out Obligations), subject only to the Lien described in clause (ii) above, on all of the

Revolving Credit Facility Collateral of each Loan Party subject, in each case, to the Carve-Out;

(b)  [Reserved].

(c)  The relative priorities of the Liens described in this Section 2.16 with respect to the Revolving Credit Facility Collateral of the Debtors and the Term Facility Collateral of the Debtors shall be as set forth in the Interim Order (and, when entered, the Final Order) and Section 10 of the Security Agreement.  All of the Liens described in this Section 2.16 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

(d)  Notwithstanding anything to the contrary herein, not more than 65% of the voting equity interests of any CFC shall be pledged in favor of any Lender or the Administrative Agent.

Section 2.17.  No Discharge; Survival of Claims.  The Borrower agrees that to the extent that its obligations under the Loan Documents have not been satisfied in full in cash, (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and the Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Administrative Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

ARTICLE 3
Taxes, Yield Protection and Illegality

Section 3.01.  Taxes.  (a)   Payments Free of Taxes.  Any and all payments by or on behalf of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that if the Borrower or other Person making payments on behalf of the Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions including deductions applicable to additional sums payable under this Section 3.01(a) (after payment of all Indemnified Taxes and Other Taxes) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other Person shall make such deductions and (iii) the Borrower or other Person shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer or any of their respective Affiliates, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Status of Lenders.  Each Lender that is a “U.S. Person” as defined in section 7701(a)(30) of the Code that has not otherwise established to the reasonable satisfaction of the Borrower and Administrative Agent (or, in the case of a Participant purchasing its participation from a Foreign Lender, to the Lender from which the related participation shall have been purchased) that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or Administrative Agent), two duly completed and executed copies of Internal Revenue Service Form W-9.

Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable or any subsequent version thereof or successor thereto:

(i)  duly completed and executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)  duly completed and executed copies of Internal Revenue Service Form W-8ECI relating to all payments to be received by such Foreign Lender hereunder or under any other Loan Document,

(iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv)  any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

In the event that, pursuant to Section 12.06(d), a Participant is claiming the benefits of this Section 3.01, such Participant shall provide the forms required above to the Lender from which the related participation was purchased, and if such Lender is a Foreign Lender, such Lender shall, promptly upon receipt thereof (but in no event later than the next scheduled payment under this Agreement) forward such documentation to the Borrower and the Administrative Agent, together with such additional forms as are required by law.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter (including upon the expiration or obsolescence of any such forms or documents and promptly after the occurrence of any event requiring a change from the most recent forms previously delivered), such other documents and forms as would reduce or avoid any Indemnified Taxes in respect of all payments to be made to such Lender outside of the U.S. pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction; provided, that in such Lender’s reasonable judgment such documentation or forms would not materially prejudice such Lender.  Each Lender shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.  Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any form, document or other information pursuant to this Section 3.01(e) that such Lender is not legally able to deliver.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)  Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer receives a refund with respect to Indemnified Taxes or Other Taxes paid by the Borrower, which in the sole discretion and good faith judgment of the Administrative Agent, any Lender or any L/C Issuer is allocable to such payment, it shall promptly pay such refund (but only to the extent of the Indemnified Taxes or Other Taxes paid by the Borrower giving rise to such refund) to the Borrower, net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer incurred in obtaining such refund (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Lender or such L/C Issuer in good faith and in its sole discretion, and as will leave the Administrative Agent, such Lender or such L/C Issuer in no worse position than it would be in if no such Indemnified Taxes or Other Taxes had been imposed and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower agrees to promptly return such amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), net of any reasonable incremental additional costs, to the applicable Administrative Agent, the Lender or the L/C Issuer, as the case may be, if it receives notice from the applicable Administrative Agent, Lender or L/C Issuer that such Administrative Agent, Lender or L/C Issuer is required to repay such refund.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02.  Illegality.  If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section  3.03. Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (b) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain

Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.  Increased Costs; Reserves on Eurocurrency Rate Loans.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e)) or any L/C Issuer; or

(ii)  impose on any Lender or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered; provided, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency Rate lending office if the making of such designation would allow the Lender or its Eurocurrency Rate lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.

(b)  Capital Requirements.  If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time, after submission to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)  Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefore and showing the calculation thereof in reasonable detail, and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90-days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)  Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof in reasonable detail.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.

Section 3.05.  Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such

Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)  any conversion, payment or prepayment of any Eurocurrency Rate Loan, and any conversion of a Base Rate Loan to a Eurocurrency Rate Loan, on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, or continue any Eurocurrency Rate Loan, or to convert a Base Rate Loan to a Eurocurrency Rate Loan, on the date or in the amount notified by the Borrower; or

(c)  any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 12.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06.  Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  Replacement of Lenders.  If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrower may replace such Lender in accordance with Section 12.13.

Section 3.07.  Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4
Conditions Precedent to Credit Extensions

Section 4.01.  Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligation of each L/C Issuer and Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)  The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a duly authorized officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)  executed counterparts of this Agreement executed by each Lender and each Loan Party;

(ii)  Notes executed by the Borrower in favor of each Lender requesting a Note or Notes;

(iii)  the Security Agreement executed by each Loan Party,

(iv)  proper financing statements (except for any as-extracted collateral filing or UCC fixture filing) in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens and security interests created or purported to be created under the Interim Order and the Security Agreement, covering the Collateral described therein;

(v)  the Perfection Certificate, executed by each Loan Party;

(vi)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of a Loan Party executing the Loan Documents to which such Loan Party is a party;

(vii)  such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)  the executed opinion of Davis Polk & Wardwell LLP, special New York counsel to the Loan Parties, addressed to the Administrative Agent, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(ix)  the executed opinion of Joseph W. Bean, Esq., special Missouri counsel and in-house counsel to the Loan Parties, addressed to the Administrative Agent, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(x)  a certificate of a duly authorized officer of each Loan Party (A) either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required; and (B) stating that all consents, licenses and approvals required in connection with the consummation of such Loan Party of the Transaction has been received;

(xi)  a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that, except as disclosed in writing by the Borrower to the Administrative Agent and the Lenders or in filings made with the SEC and press releases, in each case prior to the Closing Date, since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expect to have a Material Adverse Effect; and

(xii)  such other assurances, certificates and documents as the Administrative Agent reasonably may require.

(b)  Any fees required to be paid on or before the Closing Date to the Administrative Agent, any Arranger or the Lenders (i) pursuant to the Fee Letters or (ii) otherwise for which invoices have been received at least one Business Day prior to the Closing Date shall have been paid.

(c)  Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing and customary post-closing proceedings included in such invoices (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)  The Administrative Agent shall have received copies of all Real Property Leases of the Loan Parties.

(e)  The Administrative Agent shall have received (i) the Audited Financial Statements for the fiscal year ended December 31, 2011 and (ii) interim unaudited quarterly consolidated financial statements of the Borrower for each completed fiscal quarter ending not less than 45 days prior to the Closing Date.

(f)  The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least 5 Business Days prior to the Closing Date.

(g)  Concurrently with the initial extension of credit hereunder, the obligations of the Borrower and the other Loan Parties (other than contingent indemnification obligations) under the Existing Securitization Facility shall have been paid in full (or, in the case of obligations in respect of outstanding letters of credit, cash collateralized or otherwise provided for in a manner satisfactory to the applicable issuing bank), and the Administrative Agent shall have received customary payoff letters.

(h)  The Administrative Agent shall be satisfied, in its sole discretion, with the cash management arrangements of the Loan Parties (or with the cash management arrangements required to be put in place by the Loan Parties pursuant to  Section 6.22), it being understood and agreed that cash management arrangements consistent with Section 6.22 are satisfactory to the Administrative Agent.

(i)  The Petition Date shall have occurred on or prior to July 11, 2012.

(j)  The First Day Orders sought by the Borrower and entered on the Closing Date (including a cash management order) shall be satisfactory to the Administrative Agent and the Arrangers.

(k)  The Interim Order Entry Date shall have occurred prior to the Closing Date and not later than 5 Business Days following the Petition Date, and the Interim Order shall be in full force and effect, shall not have been vacated or reversed, shall not have been modified or amended other than as acceptable to each Arranger and shall not be subject to a stay.

(l)  All of the Liens described in Section 2.16 shall have been created and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.  The Interim Order shall have been effective to create the relative priorities of the Liens described in Section 2.16 with respect to the Collateral.  The automatic stay under the Bankruptcy Code shall have been automatically vacated, subject to the terms of the Interim Order, to permit enforcement of the Secured Parties’ rights and remedies under this Agreement and the other Loan Documents.

(m)  No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(n)  The Operating Forecast and the initial 13-Week Projection (each in form and substance satisfactory to the Administrative Agent) shall have been received by the Administrative Agent prior to the date hereof

(o)  The Administrative Agent shall have received an executed Borrowing Base Certificate satisfactory to the Administrative Agent.

(p)  The Administrative Agent shall be satisfied in its sole discretion that there shall not occur as a result of, and after giving effect to, the initial extension of credit under the Facilities, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Borrower’s or its Subsidiaries’ debt instruments and other material agreements which would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis.

(q)  There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Borrower) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that could reasonably be expected to have a Material Adverse Effect.

(r)  The “Required Lenders” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement shall have executed and delivered to the Administrative Agent (as defined in the Existing Credit Agreement) written commitment advices, subject to satisfactory documentation, to enter into the Second Out Facility in accordance with a Summary of DIP Terms provided therewith and (ii) the Interim Order shall provide that the Second Out Facility shall be in full force and effect upon entry of the Interim Order and approval by the Required Lenders (as defined in the Existing Credit Agreement).

Section  4.02.  Conditions to All Credit Extensions.  The obligation of each Appropriate Lender to honor any Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)  The representations and warranties of each Loan Party contained in this Agreement and each other Loan Document or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)  No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)  The Administrative Agent and, if applicable, each applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)  The Closing Date shall have occurred.

(e)  The Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the written consent of the Administrative Agent, provided, that at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the Total Outstandings, would exceed the amount under the applicable Facility authorized by the Interim Order (collectively, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a final copy of an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications are satisfactory in form and substance to the Administrative Agent and the Arrangers) and authorizing such Additional Credit (the “Final Order”), and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the written consent of the Administrative Agent.

(f)  The making of such Loan (or the issuance of such Letter of Credit) shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(g)  In the case of any Revolving Credit Borrowing or L/C Credit Extension with respect to a Letter of Credit, (i) a Borrowing Base Certificate shall have been delivered in accordance with Section 6.02(l) and (ii) no Borrowing Base Deficiency will exist after giving effect to such Credit Extension.

(h)  In the case of any Term Borrowing after the Closing Date, the Bankruptcy Court shall have entered the Final Order and the Final Order shall (i) be in full force and effect (ii) not have been vacated or reversed (iii) not have been modified or amended other than as acceptable to the Administrative Agent and the Arrangers and (iv) not be subject to a stay.

Each Request for Credit Extension (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (f) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5
Representations and Warranties

The Borrower and, to the extent that the following representations and warranties relate to the Loan Parties, each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01.  Existence, Qualification and Power.  (a) Each Loan Party is duly organized or formed and validly existing and (i) in good standing under the Laws of the jurisdiction of its incorporation or organization, except, with respect to this clause (ii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)  Subject to the entry of the Orders and subject to the terms thereof, each Loan Party has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (iii) is duly qualified and is licensed and, as applicable, in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.  Authorization; No Contravention. Subject to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation (except in respect of the Existing Senior Notes) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03.  Governmental Authorization; Other Consents.  (a) Subject to the entry of the Orders, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with (i) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof to the extent provided for in the Orders) except for (x) those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect, and (z) those landlord consents required with respect to Real Property Leases that constitute Collateral.

Section 5.04.  Binding Effect.  Subject to the entry of the Orders, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  Subject to the entry of the Orders, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

Section 5.05.  Financial Statements; No Material Adverse Effect.  (a) The Audited Financial Statements of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, of the Borrower and its Subsidiaries as of the date thereof, direct or contingent, including material liabilities for Taxes, material commitments and material Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with

GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)  Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect, except as previously disclosed in writing to the Administrative Agent and the Lenders or in filings made with the SEC and press releases, in each case prior to Closing Date.

(d)  The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at May 31, 2012, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the month then ended and the portion of the fiscal quarter then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction and the Cases, all in accordance with GAAP.

(e)  The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.02(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts.

Section 5.06.  Litigation.  There are no unstayed actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b), other than the Cases and except as specifically disclosed in public filings prior to the date hereof or on Schedule 5.06, as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to result in liability of the Loan Parties greater than the Threshold Amount.

Section 5.07.  No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation (a) with respect to any Material Leased Real Property (except for non-material non-payment defaults or defaults which do not or, with the giving of any notice, the passage of time, or both, would not give rise a right of termination by the lessor) or (b) that would permit the exercise remedies thereunder on a post-petition basis.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08.  Ownership of Property; Liens; Investments.  (a) The Borrower and each of its Subsidiaries has (i) subject to the Liens listed on Schedule 7.01, good and marketable Mining Title to the Material Owned Real Property and the Material Leased Real Property for the ordinary conduct of the business and operations of the Loan Parties as presently conducted on the date hereof and (ii) good record title to, or valid leasehold, easement or other real property interests in all other Real Property necessary for the ordinary conduct of the business and operations of the Loan Parties as presently conducted, subject to such defects in title as could not reasonably be expected to materially interfere with the ordinary conduct of the business and operations of any Loan Party.

(b)  Subject to the exceptions listed thereon, Schedule 7.01 sets forth a complete and accurate list as of the Closing Date of all Liens (other than any Liens permitted under Sections 7.01(e) or (l)) on the property or assets of the Borrower and each of its Subsidiaries, showing as of the date hereof the lienholder thereof.

(c)  Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of the locations of all mines owned or leased by the Borrower or any of its Subsidiaries.

(d)  The Borrower and each of its Subsidiaries has good record title to, or valid leasehold, easement or other property interests in all personal property necessary for the ordinary conduct of the business and operations of the Loan Parties as presently conducted.

(e)  Schedule 7.03 sets forth a complete and accurate list as of the Closing Date of all Investments held by the Borrower and any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(f)  To the knowledge of the Loan Parties on the Closing Date, all Material Owned Real Property and the Material Leased Real Property that is being mined or operated as of the Closing Date is in a physical condition that would permit mining or operations as presently conducted.

Section 5.09.  Environmental Compliance.  Except as disclosed in the Borrower’s most recent annual, quarterly or other reports filed with the SEC or on Schedule 5.09, or as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a)  The Properties do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(b) None of the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(f) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws.

(g) The Borrower and each of its Subsidiaries (i) hold all Environmental Permits (each of which is in full force and effect and is not subject to appeal, except in such instances where the requirement to hold an Environmental Permit is being contested in good faith by the Borrower or any of its Subsidiaries by appropriate proceedings diligently conducted) required for any of their current operations or for the current ownership, operation or use of the Properties, including all Environmental Permits required for the coal mining-related operations of the Borrower or any of its Subsidiaries or, to the extent currently required, any pending construction or expansion related thereto; (ii) are, or have been, in compliance with all Environmental Permits, except in such instances where the requirement of an Environmental Permit is being contested in good faith by the Borrower or any of its Subsidiaries by appropriate proceedings diligently conducted; and (iii) have used commercially reasonable efforts to cause all contractors, lessees and other Persons occupying, operating or using the mines on the Properties to comply with all Environmental Laws and obtain all Environmental Permits required for the operation of the mines.

(h) To the knowledge of the Borrower, none of the Properties have any associated direct or indirect acid mine drainage which (i) constitutes or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

Section 5.10. Mining.  The Borrower and each of its Subsidiaries has, in the amounts and forms required pursuant to Environmental Law, obtained all performance bonds and surety bonds, or otherwise provided any financial assurance required under Environmental Law for Reclamation or otherwise in the ordinary conduct of the business and operations of the Loan Parties (collectively, “Mining Financial Assurances”), except for such Mining Financial Assurances that do not exceed $25,000,000 in the aggregate.

Section 5.11. Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.12. Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP); no material tax Lien has been filed and, to the knowledge of the Borrower, no material claim is being asserted or audit being conducted, with respect to any material Tax, fee or other charge of the Borrower or any of its Subsidiaries.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, reasonably be likely to result in liability of the Loan Parties greater than the Threshold Amount.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement, other than the Tax Separation Agreement.

Section 5.13. ERISA Compliance.  (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower) and (ii) with respect to each Plan, no failure to satisfy the minimum funding standards of Sections 412 or 430 of the Code  has occurred, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur (except as may occur as a result of relief granted pursuant to section 1113 of the Bankruptcy Code), any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 5.14. Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by each Person in the percentages specified on Schedule 5.14 free and clear of all Liens except those created under the Collateral Documents and the Orders or permitted by this Agreement and the other Loan Documents.  Schedule 5.14 indicates which subsidiaries are Loan Parties as of the Closing Date showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

Section 5.15. Margin Regulations; Investment Company Act.  (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01, Section 7.04 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is required to register as an “investment company” under the Investment Company Act of 1940.

Section 5.16. Disclosure.  No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as a whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date when made or delivered; provided, that with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

Section 5.17. Compliance With Laws.  The Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith has been disclosed in the Borrower’s most recent annual, quarterly or other report filed with the SEC.

Section 5.18. Intellectual Property; Licenses, Etc.  The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the use of such IP Rights by the Borrower or any Subsidiary does not infringe upon any rights held by any other Person, except for any infringement that could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.19. [Reserved].

Section 5.20. Casualty, Etc.  Neither the businesses nor the properties of the Borrower or any of its Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.21. Labor Matters.  Except as specifically disclosed on Schedule 5.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date.

Section 5.22. Collateral Documents.  Subject to the entry of the Orders, the provisions of the Collateral Documents when executed and delivered (and at all times thereafter) are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the Collateral owned by the Loan Parties and described therein.

Section 5.23. Use of Proceeds.  The Borrower will use the proceeds of the Loans solely as provided for in Section 6.11.

Section 5.24. Coal Act; Black Lung Act.

(a) The Borrower, each of its Subsidiaries and its “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and any regulations promulgated thereunder except which compliance is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Code by virtue of commencement of the Cases or by the Bankruptcy Court, and none of the Borrower, its Subsidiaries or its “related persons” (as defined in the Coal Act) has any liability under the Coal Act, except as disclosed in the Borrower’s financial statements or which could not reasonably be expected to have a Material Adverse Effect, or with respect to premiums or other material payments required thereunder which have been paid when due, or which liability is being contested in good faith by appropriate proceedings diligently conducted or the current payment of which is excused by the Bankruptcy Code by virtue of commencement of the Cases or by the Bankruptcy Court.

(b) The Borrower and each of its Subsidiaries are in compliance in all material respects with the Black Lung Act except which compliance is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Code by virtue of commencement of the Cases or by the Bankruptcy Court, and neither the Borrower nor any of its Subsidiaries has either incurred any Black Lung Liability or assumed any other Black Lung Liability, except as disclosed in the Borrower’s financial statements or which could not reasonably be expected to have a Material Adverse Effect, or with respect to premiums, contributions or other material payments required thereunder which have been paid when due or which Black Lung Liability is being contested in good faith by appropriate proceedings diligently conducted or the current payment of which is excused by the Bankruptcy Code by virtue of commencement of the Cases or by the Bankruptcy Court.

Section 5.25. Activities and Liabilities of EACC Camps, Inc.  EACC Camps, Inc., a West Virginia corporation, owns no material assets, material Indebtedness or other material liabilities, direct or contingent, including material liabilities for Taxes and material commitments, and conducts no material business or operations.

Section 5.26. Anti-Terrorism Laws.  (a) None of the Loan Parties or, to the knowledge of any of the Loans Parties, any of their Affiliates, is in violation of any applicable laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party or to the knowledge of any Loan Party, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.26(b)(ii) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) knowingly engages in or conspires to knowingly engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Anti-Terrorism Law.

ARTICLE 6
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence as of the later of the Termination Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 and 6.02 (a) – (g)) cause each Subsidiary to:

Section 6.01. Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 15 Business Days after the end of each fiscal month of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) above at the times specified therein.

Section 6.02. Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants reporting on such financial statements and stating that in performing their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the financial covenants set forth in Section 7.11, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(c) (commencing with the delivery of the financial statements for the fiscal month ended June 30, 2012), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which shall include detailed computations of the financial covenant set forth in Sections 7.11, 7.12 and 7.13.;

(c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) unless otherwise required to be delivered to the Lenders hereunder, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) as soon as available, but in any event prior to the date audited financial statements are required to be delivered, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary;

(h) unless otherwise required to be delivered to the Lenders hereunder, not later than ten days after receipt thereof by the Borrower or any Subsidiary, copies of all notices of default, non-compliance or any other material matters (excluding those delivered pursuant to the relevant agreement in the ordinary course of business), material requests and other material documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document and, from time to time upon request by the Administrative Agent, such other information and reports regarding the Related Documents as the Administrative Agent may reasonably request;

(i) as soon as available, but in any event within the time period in which the Borrower must deliver its annual audited financials under Section 6.01(a), a report supplementing Schedules 5.08(a), 5.08(b) and 5.08(c) and identifying all Owned Real Property and Real Property Leases acquired or disposed of by any Loan Party during such fiscal year;

(j) promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(k) weekly, on or before the third Business Day following the end of every calendar week (for purposes of this section, each calendar week being deemed to end on Friday), commencing with the calendar week ending July 13, 2012, a 13-Week Projection;

(l) a Borrowing Base Certificate substantially in the form of Exhibit G as of the date required to be delivered or so requested, in each case with supporting documentation, (i)(A) semi-monthly (as of the 15th day and as of the last day of each month (or, if either such day is not a Business Day, as of the Business Day immediately preceding such 15th or last day, as applicable)), on or before the third Business Day following each 15th day and each last day of each month or (B) weekly at any time that Excess Availability is less than $37,500,000 (as of the last Business Day of each week) on or before the third Business Day of each week, in each case, commencing July 13, 2012, which Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of such 15th or last day of each month, as applicable; (ii) in addition to the bi-weekly Borrowing Base Certificates required pursuant to clause (i), upon the occurrence and continuance of an Event of Default, on or before the third Business Day following the end of each calendar week, which weekly Borrowing Base Certificate shall reflect the Collateral included in the Borrowing Base updated as of the immediately preceding Monday; (iii) upon the consummation of any Disposition pursuant to 7.05(g); and (iv) if requested by the Administrative Agent at any other time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request; in each case with supporting documentation as the Administrative Agent or the Revolving Lenders may reasonably request;

(m) The Borrower shall deliver or cause to be delivered to the Administrative Agent and, if requested, the Lenders, the following:

(i) upon request by the Administrative Agent, and in no event less frequently than 5th Business Day after the end of each month, (i) a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be reasonably requested by the Administrative Agent and (ii) a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent;

(ii) on the date any Borrowing Base Certificate is delivered pursuant to Section 6.02(l), a report with respect to the Borrower, including all additions and reductions (cash and non-cash) with respect to intercompany Indebtedness of the Loan Parties, accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent;

(iii) at the time of delivery of each of the financial statements pursuant to Sections 6.01(a) and (b);

(A) a reconciliation of the Accounts trial balance and quarter-end Inventory reports of the Borrowers to the general ledger of such Loan Party,

in each case, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent; and

(B) a list of any application for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Loan Party has filed in the prior fiscal quarter;

(iv) upon request by the Administrative Agent and, in no event less frequently than 45 days after the end of the second and fourth fiscal quarters of each year, a list of Account Debtors with respect to Eligible Accounts, with addresses and contact information;

(v) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Administrative Agent shall from time to time reasonably request;

(n) promptly (and in any event within three Business Days) after any Loan Party has knowledge that Accounts of the Loan Parties in an aggregate face amount of $15,000,000 or more cease to be Eligible Receivables, notice of such occurrence; and

(o) all pleadings, motions and other documents directly related to the Facilities (including, without limitation, any requests for relief under sections 363 or 365 or to approve any compromise and settlement of claims), any Reorganization Plan or any disclosure statement related thereto, or any request for relief under section 1113 or 1114 of the Bankruptcy Code by the earlier of (i) two Business Days prior to being filed (and if impracticable, then promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court or (ii) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases or the United States Trustee for the Southern District of New York, it being agreed that the Borrower shall be deemed in compliance with this covenant if it uses good faith efforts to comply.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability of the SEC’s Electronic Data Gathering and Retrieval system; provided, that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of the documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(a) or (b).  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03. Notices.  Notify the Administrative Agent:

(a) promptly, of the occurrence of any Default or Event of Default;

(b) promptly, of any event which could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that, individually, or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower knows or has obtained notice thereof;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) promptly after receipt of notice or knowledge of any Loan Party thereof, of any unstayed action, suit, proceeding or claim alleging any Environmental Liability against or by such Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(f) promptly after receipt of notice or knowledge of the Borrower thereof, of any accidents, explosions, implosions, collapses or flooding at or otherwise related to the Properties that result in (i) any fatality or (ii) the trapping of any Person in any mine for more than twenty-four hours;

(g) promptly after receipt of notice or knowledge of the Borrower thereof, of the issuance of any closure order pursuant to any Environmental Law or pursuant to any Environmental Permit that could reasonably be expected to directly or indirectly result in the closure or cessation of operation of any mine for a period of more than 5 consecutive days; and

(h) promptly after receipt of notice or knowledge of any Loan Party of any default by such Loan Party of any of its Subsidiaries under any Contractual Obligation with respect to Material Leased Real Property.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Post-Petition Obligations.  In accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, pay and discharge as the same shall become due and payable (a) all post-petition Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect or (b) all lawful claims which, if unpaid, would by law become a Lien upon any material portion of the Collateral, unless, in each of clause (a) or (b) above, such liabilities, assessments, governmental charges, levies or claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

Section 6.05. Preservation of Existence, Etc.  With respect to the Borrower and each of its Subsidiaries, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Properties.  With respect to the Borrower and each of its Subsidiaries, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted); except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all applicable law.

Section 6.07. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies which may be Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or Similar Business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in Similar Businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.  Without limiting the generality of the foregoing, the Borrower and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, (b) liability insurance, (c) business interruption insurance, and (d) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as would be carried or maintained under similar circumstances by Persons of established reputation engaged in Similar Businesses.  Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.

Section 6.08. Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by the Borrower or any of its

Subsidiaries by appropriate proceedings diligently conducted; (b) the failure to comply therewith, in addition to the risk thereof, is disclosed in the Borrower’s most recent annual, quarterly or other reports filed with the SEC or on Schedules 5.09, or (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records.  (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be; and (c) each Loan Party shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions.

Section 6.10. Inspection Rights; Field Exams.  (a) Permit representatives and independent contractors of the Administrative Agent and each Lender to, at the Borrower’s expense, visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (i) any such access is restricted by a Requirement of Law or (ii) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrower or any of its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided, that with respect to such confidentiality restrictions affecting the Borrower or any of its Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided, that the Administrative Agent or such Lender shall give Borrower reasonable advance notice prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions.

(b) At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit representatives and independent contractors of the Administrative Agent or any of the Revolving Lenders to visit the properties of the Loan Parties and their Subsidiaries to, at the Borrower’s expense, conduct field examinations, evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Loan Parties or their Subsidiaries as the Administrative Agent may reasonably require, and to monitor the Collateral and all related systems; provided that such field exams and appraisals may be conducted at the Borrower’s expense not more than twice per twelve-month period or, at any time that Excess Availability is less than $37,500,000, once per quarter.  Notwithstanding the foregoing, following the occurrence and during the continuation of an Event of Default such field examinations and appraisals may be conducted at the Borrower’s expense as many times as the Administrative Agent shall consider reasonably necessary.

(c) At any reasonable time and from time to time during regular business hours, upon reasonable notice, permit representatives and independent contractors of the Administrative Agent or any of the Arrangers to visit the Real Property of the Borrower and its

Subsidiaries to conduct evaluations, appraisals, surveys and environmental assessments in connection with monitoring the Term Facility Collateral and, after the occurrence and during the continuance of an Event of Default, in order to market any Real Property (including any Leased Real Property) for sale.

Section 6.11. Use of Proceeds.  Use the proceeds of the Credit Extensions to refinance the Existing Swingline Obligations and all obligations outstanding under the Existing Securitization Facility and for working capital, capital expenditures and other general corporate purposes.

Section 6.12. Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Guarantor Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days (or such longer period as the Administrative Agent may agree) after such formation or acquisition, cause such Guarantor Subsidiary, to duly execute and deliver to the Administrative Agent a supplement to this Agreement and to the Security Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, whereby such Guarantor Subsidiary shall (A) become a party to this Agreement and the Security Agreement upon execution and delivery by such Guarantor Subsidiary of an Assumption Agreement in the form of Exhibit K hereto, and any supplements to the Security Agreement or Intellectual Property Security Agreements or other security and pledge agreements, in all such cases, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity Interests and Pledged Debt in and of such Guarantor Subsidiary, and other instruments representing the Pledged Equity Interests in certificated form accompanied by undated stock powers executed in blank or the Pledged Debt indorsed in blank to the extent required by the Security Agreement), in all such cases to the same extent that such documents and instruments would have been required to have been delivered by Persons that were Guarantor Subsidiaries on the Closing Date, securing payment of all the Obligations of such Guarantor Subsidiary under the Loan Documents (B) guarantee the other Loan Parties’ obligations and become a Subsidiary Guarantor for all purposes under the Loan Documents and (C) grant a security interest in substantially all of its assets to secure such obligations; and

(ii) within 10 days (or such longer period as the Administrative Agent may agree) after such formation or acquisition, furnish to the Administrative Agent a description any Material Owned Real Property and Material Leased Real Property of such Guarantor Subsidiary, in detail reasonably satisfactory to the Administrative Agent.

(b) At the reasonable request of the Administrative Agent, each Loan Party shall, at the Borrower’s expense:

(i) (A) with respect to Material Owned Real Property, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent within 45 days (or such longer period as the Administrative Agent may agree) after such request, deeds of trust, trust deeds, deeds to secure debt and/or mortgages, (B) with respect to

Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) do not prohibit a mortgage thereof, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent within 30 days (or such longer period as the Administrative Agent may agree) after such request, leasehold mortgages or leasehold deeds of trust, and (C) with respect to Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) prohibit a mortgage thereof, (1) cause the applicable Loan Party to use commercially reasonable efforts to promptly obtain estoppel and consent agreements executed by the lessors of such Material Leased Real Property and duly execute and deliver to the Administrative Agent, leasehold mortgages or leasehold deeds of trust or (2) cause the applicable Loan Party to file the Interim Order with the government authority responsible for recording mortgages in the jurisdiction in which such Material Leased Real Property is located, in the case of clauses (A), (B) and (C), in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents;

(ii) within 45 days (or such longer period as the Administrative Agent may agree) after such request take whatever additional action (including the recording of mortgages and the filing of Uniform Commercial Code financing statements) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on any Material Owned Real Property or Material Leased Real Property, enforceable against all third parties;

(iii) within 45 days (or such longer period as the Administrative Agent may agree) after such request, cause the applicable Loan Party to provide the Administrative Agent with a legal description of any Material Owned Real Property or any Material Leased Real Property, as applicable, from which any As-Extracted Collateral will be severed or to which As-Extracted Collateral otherwise relates, together with the name of the record owner of such Material Owned Real Property or Material Leased Real Property, as applicable, the county in which such Material Owned Real Property or Material Leased Real Property, as applicable, is located, accurate real estate descriptions sufficient to locate such real property on the ground and such other information as may be necessary or desirable to file real property related financing statements, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and/or leasehold deeds of trust under Section 9-502(b) or 9-502(c) of the UCC or any similar legal requirements; and

(iv) within 45 days (or such longer period as the Administrative Agent may agree) after such request, cause the applicable Loan Party to provide the Administrative Agent with all geological data, reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title, core hole logs and associated data, Coal measurements, Coal samples, lithologic data, Coal reserve calculations or reports, washability analyses or reports, quality analyses, mine plans, mining permit applications and supporting data, engineering studies and all other information, maps, reports and data in the possession of such Loan Party and relating to or affecting the Real Property, including the Coal reserves, Coal ownership, Real Property Leases, mining conditions, mines, and mining plans of such Loan Party as prepared and utilized by such Loan Party in its ordinary course of business.

Section 6.13. Compliance With Environmental Laws.  Except as otherwise excused by the Bankruptcy Court, (a) comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits and obtain, to the extent necessary based on its current operations, and renew all Environmental Permits for its operations and properties, except in such instances in which (i) the requirement of an Environmental Permit is being contested in good faith by the Borrower or any of its Subsidiaries by appropriate proceedings diligently conducted, or (ii) the failure to so comply, obtain or renew, in addition to the risk thereof, has been disclosed in the Borrower’s most recent annual, quarterly or other reports filed with the SEC or on Schedule 5.09; and (b) undertake and perform any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except in such instances in which (i) the requirement to undertake or perform is being contested in good faith by the Borrower or any of it Subsidiaries by appropriate proceedings diligently conducted, or (ii) the failure to so undertake or perform has been, in addition to the risk thereof, disclosed in the Borrower’s most recent annual, quarterly or other reports filed with the SEC or on Schedule 5.09.

Section 6.14. Preparation of Environmental Reports.  Not more often than once per Property during the term of this Agreement (or more frequently during the continuance of an Event of Default), at the reasonable request of the Administrative Agent, the Borrower shall provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for any of its Properties described in such request, prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent describing the presence or absence of Hazardous Materials and information otherwise reasonably requested by the Lenders.

Section 6.15. Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including Mortgages) as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or the Orders, and (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and by the Orders.

Section 6.16. Compliance with Terms of Leaseholds and Related Documents.  (a) Except as otherwise excused by the Bankruptcy Court, make all payments and otherwise perform all obligations in respect of all Real Property Leases to which any Loan Party or any of its

Subsidiaries is a party, keep such Real Property Leases in full force and effect and not allow such Real Property Leases to lapse or be terminated or any rights to renew such Real Property Leases to be forfeited or cancelled, except in connection with the rejection of any unexpired lease pursuant to Section 8.01.

(b) Except as otherwise excused by the Bankruptcy Court, make all payments and otherwise perform all obligations in respect of all Related Documents, keep such Related Documents in full force and effect and not allow such Related Documents to lapse or be terminated or any rights to renew such Related Documents to be forfeited or cancelled, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 6.17. Ratings. The Borrower shall use commercially reasonable efforts to obtain within 30 days after the Closing Date a public credit rating from each of Moody’s and S&P with respect to the Term Loans.

Section 6.18.  First Day Orders. Cause all proposed “first day” orders submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement in all respects, it being understood and agreed that the forms of orders approved by the Arrangers prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects.

Section 6.19. Mining Financial Assurances.  Maintain all material Mining Financial Assurances to the extent required pursuant to any Environmental Law.

Section 6.20. Post-Closing Obligations.  Perform the obligations set forth on Schedule 6.21, as and when set forth therein.

Section 6.21. Administration of Accounts and Inventory.  (a) If an Account of any Loan Party includes a charge for any taxes, the Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Loan Party if such Loan Party does not do so and to charge the Borrowers therefor; provided, however, that neither the Administrative Agent nor the Lenders shall be liable for any taxes that may be due from the Loan Parties or with respect to any Collateral.

(b) Whether or not a Default exists, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Party by mail, telephone or otherwise.  The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

Section 6.22. Cash Management System.

(a) Within 30 days after the Closing Date (or such later date as the Administrative Agent may specify in its sole discretion), and at all times thereafter, the applicable Loan Parties shall enter into and maintain a Blocked Control Agreement, satisfactory in form and substance to the Administrative Agent and the Arrangers in their reasonable discretion, with respect to each Deposit Account into which payments in respect of the Accounts of the Loan Parties are remitted (each such Deposit Account, a “Collection Account”), which Blocked Account Agreements shall require the ACH or wire transfer by the end of each Business Day of all ledger or available, as applicable, cash receipts held in such Collection Accounts to the Revolving Credit Facility Collateral Account.  No Loan Party shall direct any Account Debtor, or any customer, to make payments on Accounts to any Deposit Account other than the Collection Accounts which, 30 days after the Closing Date (or such later date as the Administrative Agent may specify in its sole discretion), are subject to Blocked Account Agreements, and the Revolving Credit Facility Collateral Account.

(b) Each Loan Party shall (i) deposit in the Term Cash Collateral Account (A) all Term Facility Collateral (other than the L/C Cash Collateral Account) constituting cash and Cash Equivalents and (B) all cash Proceeds they receive from any disposition of Term Facility Collateral, (ii) except as provided in clause (a) above, deposit in the Revolving Credit Facility Collateral Account all other cash they receive and (iii) not establish or maintain any Securities Account, Commodities Account or Deposit Account that is not a Control Account, other than Excluded Accounts. Each Loan Party shall instruct each Person obligated to make a payment to any of them to make payment, or to continue to make payment, to the appropriate Control Account as required by this Section 6.22.

(c) Each Loan Party hereby acknowledges and agrees that (i) it has no right of withdrawal from the Control Accounts, (ii) the funds on deposit in the Control Accounts shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in any Control Account shall be applied as provided in Section 9.03 of this Agreement, subject to Article 11 the Security Agreement.  In the event that, notwithstanding the provisions of this Section 6.22, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the appropriate Control Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(d) Without limiting the foregoing, funds on deposit in any Deposit Account or Securities Account under the sole dominion and control of the Administrative Agent may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon.

(e) Any amounts received (i) in the Term Cash Collateral Account shall be applied to payment of the Term Loans pursuant to Sections 2.06(b) or 2.08(c) as and when due and (ii) in the Revolving Facility Collateral Account and each other Control Account (other than the L/C Cash Collateral Account, the Term Cash Collateral Account and any Cash Collateral Account) shall be applied, first to payment of all Revolving Credit Loans then due, second to the extent otherwise required by the Agreement, to Cash Collateralize all outstanding Revolving

Letters of Credit, and then as directed by the Borrower; provided that, if an Event of Default has occurred and is continuing, all amounts in Control Accounts shall be applied pursuant to Section 9.03 and Article 10 of the Security Agreement.

Section 6.23. Financial Restructuring Officer and Advisor.  The Borrower shall retain a restructuring advisor reasonably acceptable to the Arrangers to provide restructuring advice and assistance during the pendency of the Cases (it being understood and agreed that AlixPartners LLP is acceptable to the Arrangers).  The Borrower shall appoint a Chief Restructuring Officer satisfactory to the Arrangers (it being understood and agreed that Ted Stenger is acceptable to the Arrangers) and file a motion for such appointment as soon as is practicable after the Petition Date but in any event on or before the Final Order Entry Date. The Chief Restructuring Officer shall report to the Chairman of the board of directors of the Borrower.

ARTICLE 7
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence as of the later of the Termination Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon, or exception to title to, any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document or an Order;

(b) Liens on the property of the Borrower or any of its Subsidiaries existing on the date hereof and listed on Schedule 7.01;

(c) Liens for (i) pre-petition Taxes that were not yet due on the Petition Date or which are being contested in good faith and by appropriate proceedings and (ii) post-petition Taxes not to exceed the Threshold Amount not yet due or which are being contested in good faith and by appropriate proceedings, provided that, adequate reserves with respect to both pre-petition and post-petition taxes are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person.

(e) easements, covenants, conditions, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or surety bonds related to such attachments or judgments;

(g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.02(e) incurred to finance the acquisition of fixed or capital assets; provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien), (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired, and (iv) if the terms of such Indebtedness require any Lien hereunder to be subordinated to such Liens, then the Lien hereunder shall be subordinated on terms reasonably acceptable to the Administrative Agent;

(h) [Reserved];

(i) Liens on the property of the Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(j) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(k) [Reserved];

(l) Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry;

(m) leases, subleases, licenses, sublicenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;

(n) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry securing obligations not exceeding $1,000,000;

(o) [Reserved];

(p) [Reserved];

(q) [Reserved];

(r) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Borrower or one of its Subsidiaries, with respect to tracts of real property where the Borrower or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties; and

(s) other defects and exceptions to title of real property where such defects or exceptions are not material to the value of such real property.

Section 7.02. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.02;

(c) Indebtedness under the Second Out Facility in a principal amount not to exceed $302,000,000;

(d) Guarantees of the Borrower or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party;

(e) Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(g); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(f) Indebtedness in respect of Swap Contracts approved by the Bankruptcy Court incurred in the ordinary course of business for non-speculative purposes and consistent with past business practice; provided, however that the notional amount of (i) such Swap Contracts shall not to exceed $10,000,000 individually and $25,000,000 in the aggregate;

(g) Indebtedness of the Borrower or any other Loan Party to any other Loan Party and of any non-Loan Party Subsidiary to any Loan Party or any other non-Loan Party Subsidiary; provided, that such Indebtedness must be subordinated to the Obligations on customary terms;

(h) Intercompany current liabilities between Loan Parties incurred in the ordinary course of business of such Loan Parties;

(i) [Reserved];

(j) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts and in the ordinary course of business;

(k) Indebtedness representing deferred or equity compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(l) [Reserved]; and

(m) Indebtedness in the form of bank guaranties, bid, performance and reclamation bonds, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in an aggregate amount not to exceed (i) the amount of such Indebtedness outstanding on the date hereof and listed on Schedule 7.02 plus (ii) twenty-five percent (25%) of such amount; provided that such Indebtedness described in this clause (m) is not secured by any Lien.

Section 7.03. Investments.  Make or hold any Investments, except:

(a) Investments held by the Borrower or any of its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding subject to Bankruptcy Court approval, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments (including debt obligations and Equity Interests) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(e) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

(f) Investments existing on the date hereof and set forth on Schedule 7.03;

(g) promissory notes and other similar non-cash consideration received by the Borrower and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement;

(h) Permitted Land Swaps, to the extent constituting Investments;

(i) Swap Contracts permitted under Section 7.02(f);

(j) Investments by the Borrower or its Subsidiaries in any Loan Party and Investments by any non-Loan Party in any other non-Loan Party; provided, that if the Investment is in the form of Indebtedness, such Indebtedness must be permitted pursuant to Section 7.02(g); and

(k) Investments by the Borrower or any of its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not in excess of $20,000,000.

Section 7.04. Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided, that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided, that when any Subsidiary that is a Loan Party is merging with another Subsidiary, the Loan Party shall be the continuing or surviving Person and the security interests granted by such Loan Party pursuant to the Orders and the Collateral Documents shall remain in full force and effect;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided, that if the transferor in such a transaction is a Loan Party, then the transferee must either be the Borrower or another Loan Party and the security interests granted by such Loan Party pursuant to the Orders and the Collateral Documents shall remain in full force and effect;

(c) the Borrower and any Subsidiary may merge or consolidate with any other Person in a transaction in which the Borrower is the surviving or continuing Person; and

(d) the Borrower and its Subsidiaries may consummate any transaction that would be permitted as an Investment under Section 7.03.

Section 7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of used, worn out, obsolete or surplus property by the Borrower or any of its Subsidiaries in the ordinary course of business or the abandonment or allowance to lapse or expire or other Disposition of Intellectual Property in the ordinary course of business that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the Borrower and its Subsidiaries taken as a whole;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Permitted Land Swaps;

(e) [Reserved];

(f) [Reserved];

(g) Dispositions of assets by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided, that (i) 100% of the consideration received in respect of any such Disposition shall be cash or Cash Equivalents, (ii) at the time of any such Disposition, no Default shall exist or would result from such Disposition, (iii) the consideration for such Disposition, when taken in the aggregate with the consideration for all such other Dispositions since the Closing Date, does not exceed $100,000,000 and (iv) with respect to any such Disposition for consideration with a Fair Market Value greater than $5,000,000, the Borrower shall first provide 30 days’ prior written notice to the Administrative Agent (unless such notice provision is waived by the Administrative Agent) during which time the Administrative Agent, on behalf of the Secured Parties, shall be permitted to (x) credit bid forgiveness of a portion of the Indebtedness, in an amount up to half of the total consideration offered by the Administrative Agent, which total consideration shall be at least equal to the consideration offered by any other party in respect of such Disposition, outstanding under the Term Loans with respect to a Disposition of Term Facility Collateral, or outstanding under the Revolving Loans, with respect to a Disposition of Revolving Credit Facility Collateral or (y) except with respect to Dispositions of Real Property Leases (which are governed by Section 8.01(a)), find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement purchaser offering an amount in excess of the consideration offered by any other party in respect of such Disposition;

(h) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of this Section 7.05;

(i) assignments, licenses, sublicenses of Intellectual Property in the ordinary course of business and in accordance with the applicable Collateral Documents; provided, however, that any license or sublicense of intellectual property shall be on a non-exclusive basis;

(j) sales or discounts (without recourse) of accounts receivable arising in the ordinary course of business in connection with the compromise of collection thereof;

(k) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangement between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(l) transfers of property subject to casualty or condemnation events upon receipt of the Net Cash Proceeds constituting an Extraordinary Receipt.

provided, however, that any Disposition pursuant to Section 7.05(a), (b), (c), (g) and (l) and shall be for Fair Market Value.

Section 7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment; except that each Subsidiary may make Restricted Payments to the Borrower and the Subsidiary Guarantors, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; provided that no Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom.

Section 7.07. Change in Nature of Business.  Engage in any material line of business other than a Similar Business.

Section 7.08. Transactions With Affiliates.  Enter into any transaction of any kind with any Affiliate, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, unless such transaction is (a) not prohibited by this Agreement and (b) upon fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.  The foregoing restrictions shall not apply to the following:

(c) transactions between or among the Borrower and any other Loan Parties or between and among any Loan Parties;

(d) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrower or any Subsidiary or to any Plan, Plan administrator or Plan trustee;

(e) loans and advances to directors, officers and employees to the extent permitted by Section 7.03;

(f) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(g) payments to directors and officers of the Borrower and its Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organization Documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable law; and

(h) Permitted Land Swaps between or among Loan Parties.

Section 7.09. Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any

Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, unless such Contractual Obligations could not reasonably be expected to materially hinder the Borrower’s ability to meet its obligations under this Agreement.

Section 7.10. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11. Minimum Consolidated EBITDA.   Permit Consolidated EBITDA of the Borrower and its Subsidiaries on a cumulative basis for each period beginning on June 1, 2012 and ending on each date set forth in the table below to be less than the amount set forth opposite such period:

Period Ending	Minimum Consolidated EBITDA (in millions)
October 31, 2012	$48.0
November 30, 2012	$49.0
December 31, 2012	$53.0
January 31, 2013	$61.0
February 28, 2013	$60.0
March 31, 2013	$67.0
April 30, 2013	$81.0
May 31, 2013	$94.0
June 30, 2013	$98.0
July 31, 2013	$110.0
August 31, 2013	$134.0
September 30, 2013	$148.0
October 31, 2013	$176.0
November 30, 2013	$190.0
December 31, 2013	$205.0

Section 7.12. Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries on a cumulative basis for each period beginning on June 1, 2012 and ending on each date set forth below, the amount set forth opposite such period:

Month	Amount (in millions)
July 31, 2012	$66.0
August 31, 2012	$73.0
September 30, 2012	$77.0
October 31, 2012	$91.0
November 30, 2012	$96.0
December 31, 2012	$106.0

Month	Amount (in millions)
January 31, 2013	$118.0
February 28, 2013	$121.0
March 31, 2013	$135.0
April 30, 2013	$145.0
May 31, 2013	$164.0
June 30, 2013	$188.0
July 31, 2013	$192.0
August 31, 2013	$196.0
September 30, 2013	$215.0
October 31, 2013	$229.0
November 30, 2013	$236.0
December 31, 2013	$245.0

Section 7.13. Minimum Liquidity.  Permit Liquidity, as of the close of business on any day, to be less than the amount set forth opposite the period in which such day falls:

Period	Amount (in millions)
From July 1, 2012 until September 30, 2012	$150.0
From October 1, 2012 until December 31, 2012	$130.0
After January 1, 2013	$100.0

; provided, however, that until the Final Order Entry Date, the Borrower shall not permit Liquidity, as of the close of business on any day, to be less than $125,000,000.

Section 7.14. Amendments of Organization Documents.  Amend any of its Organization Documents in any respect materially adverse to the Lenders.

Section 7.15. Accounting Changes.  Make any change in (a) its accounting policies or reporting practices, except as required or permitted by GAAP, or (b) its fiscal year.

Section 7.16. Prepayments, Etc. of Indebtedness.  Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any (i) Indebtedness of any Loan Party incurred prior to the Petition Date except as contemplated by the Order, (ii) any Indebtedness under the Second Out Facility, except as contemplated by the Security Agreement and the Orders, (iii) any other Indebtedness that is subordinated to the Obligations or (iv) any other Indebtedness, except in the case of clause (iv) only, (x) the prepayment of the Credit Extensions in accordance with the terms of this Agreement or (b) as expressly provided for in the orders of the Bankruptcy Court entered upon pleadings in the form and substance acceptable to the Administrative Agent.

Section 7.17. Amendment, Etc. of Orders, Related Documents and Indebtedness.  (a) Amend, modify or change in any manner any First Day Order without the prior consent of the Arrangers or (b) (i) cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, other than in accordance with its terms, (ii) amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, (iii) waive any default under or any breach of any term or condition of any Related Document or (iv) take any other action in connection with any Related Document, in the case of each of clauses (i) through(iv), that would materially impair the value of the interest or rights of any Loan Party thereunder or that would materially impair the ability of the Lenders to be repaid hereunder.

Section 7.18. Limitation on Negative Pledge Clauses.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) after the Petition Date that limits the ability of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a) [Reserved];

(b) [Reserved];

(c) [Reserved];

(d) [Reserved];

(e) [Reserved];

(f) arise in connection with any Permitted Land Swap or other Disposition permitted by Section 7.05, with respect to the assets so Disposed;

(g) [Reserved];

(h) Are customary restrictions on leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby, other than with respect to any Material Leased Real Property, so long as such restrictions relate to the assets subject thereto;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, other than with respect to any Material Leased Real Property;

(j) are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course, other than with respect to any Material Leased Real Property;

(k) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business, other than with respect to any Material Leased Real Property; or

(l) are customary provisions restricting assignment of any, other than agreements with respect to any Material Leased Real Property.

ARTICLE 8
Real Property Leases

Section 8.01. Special Rights with respect to Real Property Leases.  (a) No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to Section 365 of the Bankruptcy Code, (x) reject a Real Property Lease or otherwise terminate a Real Property Lease (including, without limitation, as a result of the expiration of the assumption period provided for in Section 365(d)(4) of the Bankruptcy Code) or (y) sell or assign (I) any Material Lease, (II) any Real Property Lease for consideration that, when taken in the aggregate with the consideration for all such other sales or assignments since the Closing Date, exceeds $20,000,000 or (III) any Real Property Lease during the continuance of an Event of Default, in each case, without first providing 30 days’ prior written notice (or, if applicable, notice that such Loan Party will seek to extend the Automatic Rejection Date as provided in Section 365(d)(4) of the Bankruptcy Code) to the Administrative Agent (unless such notice provision is waived by the Administrative Agent in its sole discretion) during which time the Administrative Agent shall be permitted to find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its Affiliates) to whom such Real Property Lease may be assigned.  If such a prospective assignee is timely found, the Loan Parties shall (i) not seek to reject such Real Property Lease, (ii) promptly withdraw any previously filed rejection motion, (iii) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such Real Property Lease and assigning it to such prospective assignee and (iv) cure any defaults that have occurred and are continuing under such Real Property Lease; provided that this Section 8.01(a) shall not apply to Real Property Leases that are rejected, sold or assigned (A) pursuant to a filing which is acceptable to the Administrative Agent on the Petition Date or (B) on the effective date of an Acceptable Reorganization Plan.  For the avoidance of doubt, it is understood and agreed that on or prior to the 30th day prior to the Automatic Rejection Date, the Borrowers shall have delivered (and hereby agree to deliver) written notice to the Administrative Agent of each outstanding Real Property Lease that they intend to reject (including, without limitation, through automatic rejection on the Automatic Rejection Date) from and after the date of such notice (or, if applicable, notice that the Borrower will seek to extend the Automatic Rejection Date as provided in Section 365(d)(4) of the Bankruptcy Code); provided that if the Borrowers fail to deliver any such notice to the Administrative Agent prior to such date with respect to any such Real Property Lease (or a notice indicating that no such Real Property Leases shall be rejected), the Borrowers shall be deemed, for all purposes hereunder, to have delivered notice to the Administrative Agent as of such date that it intends to reject all outstanding Real Property Leases.

(b) If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise any Debtor’s rights pursuant to section 365(f) of the Bankruptcy Code with respect to any Real Property Lease or group of Real Property Leases and, subject to the Bankruptcy Court’s approval after notice and hearing, assign any such Real Property Lease in accordance with section 365 of the Bankruptcy Code notwithstanding any language to the contrary in any of the applicable lease documents or executory contracts. In connection with the exercise of such rights, the Administrative Agent may (x) find an acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its Affiliates) to whom a Real Property Lease may be assigned, (y) hold, and manage all aspects of, an auction or other bidding process to find such reasonably acceptable replacement lessee, and (z) in connection with any such auction, agree, on behalf of the Loan Parties, to a break-up fee or to reimburse fees and expenses of any stalking horse bidder up to an amount not to exceed 3.00% of the purchase price of such Real Property Lease and may make any such payments on behalf of such Loan Party and any amount used by the Administrative Agent to make such payments shall, at the election of the Administrative Agent in its sole discretion and subject to satisfaction of the conditions in Section 4.02, be deemed a Revolving Credit Borrowing hereunder. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 8.01(b), the Loan Parties shall promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such Real Property Lease and assigning it to such assignee and (iv) cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 8.01(b) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.

(c) If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to direct any Debtor that is a lessee under a Real Property Lease to assign such Real Property Lease to the Administrative Agent, on behalf of the Secured Parties, as collateral for the Obligations and to direct such Debtor lessee to assume such Real Property Lease to the extent assumption is required under the Bankruptcy Code as a prerequisite to such assignment. Upon receipt of notice that the Administrative Agent elects to exercise its rights under this Section 8.01(c), the Loan Parties shall (i) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Real Property Lease and assigning it to the Administrative Agent and (ii) cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 8.01(c) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.

(d) Any order or the Bankruptcy Court approving the assumption of any Real Property Lease shall (i) specifically provide that the applicable Debtor shall be authorized to assign such Real Property Lease pursuant to section 365(f) of the Bankruptcy Code subsequent to the date of such assumption or (ii) provide for the assignment of such Real Property Lease, on the date of such order, to a reasonably acceptable (in the Administrative Agent’s good faith and reasonable discretion) replacement lessee (which may include the Administrative Agent or its Affiliates) designated by the Administrative Agent.

(e) No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to Section 365 of the Bankruptcy Code, sell or assign a Real Property Lease without first providing 5 Business Days’ prior written notice (the “Initial Notice Period”) to the Administrative Agent (unless such notice provision is waived by the Administrative Agent in its sole discretion), which Initial Notice Period may be extended up to a further 25 days by the Administrative Agent in its sole discretion by delivering written notice of such extension to such Loan Party prior to expiration of the Initial Notice Period, and by any further period as is mutually agreeable between the Administrative Agent and such Loan Party (such notice period being the “Aggregate Notice Period”).  During such Aggregate Notice Period, the Administrative Agent, on behalf of the Secured Parties, shall be permitted to shall be permitted to credit bid forgiveness of some or all of the outstanding Term Facility Obligations (in an amount equal to at least the consideration offered by any other party in respect of such assignment) as consideration in exchange for any such Real Property Lease. In connection with the exercise of any of the Administrative Agent’s rights under Sections 9.01 and 9.02(e) to direct or compel a sale or assignment of any Real Property Lease, the Administrative Agent, on behalf of the Secured Parties, shall be permitted to credit bid forgiveness of a portion of the Indebtedness (in an amount equal to at least the consideration offered by any other party in respect of such sale or assignment) outstanding under the Term Loans in exchange for such Real Property Lease. For the avoidance of doubt, the rights of the Administrative Agent under this Section 8.01(e) are in addition to any rights it may have under Section 7.05(g).

(f) If any Loan Party is required to cure any monetary default under any Real Property Lease under this Section 8.01, or otherwise in connection with any assumption of such Real Property Lease pursuant to section 365 of the Bankruptcy Code, and such monetary default is not cured within five Business Days of the receipt by such Loan Party of notice from the Administrative Agent under Section 8.01(a), (b) or (c) or any other notice from the Administrative Agent requesting the cure of such monetary default, then the Administrative Agent may cure any such monetary default on behalf of such Loan Party and any such payments shall, at the election of the Administrative Agent in its sole discretion and subject to satisfaction of the conditions in Section 4.02, be deemed a Revolving Credit Borrowing hereunder.

ARTICLE 9
Events of Default and Remedies

Section 9.01. Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.07, 6.08, 6.10, 6.11, 6.12, 6.15, 6.16, 6.18, 6.20, 6.222 or 6.23 or Articles 7 or 8, (ii) any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in Article 11 of this Agreement (but only to the extent it relates to a default under one of the covenants listed in clause (i) above), (iii) any representation, warranty, certification or statement of fact made or deemed made under Section 2.04(a) by or on behalf of the Borrower shall be incorrect or misleading in any material respect when made or deemed made or (iv) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 10 of the Security Agreement; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts or Guarantees of the Obligations and any Indebtedness of any Debtor that was incurred prior to the Petition Date), in each case having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; (ii) there occurs under any Swap Contract (excluding any Swap Contract that was entered into prior to the Petition Date) an Early Termination Date (as defined under such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs under any Liability Assumption Agreement an early termination of such agreement for any reason which could reasonably be expected to have an adverse effect on any Loan Party or that would impair the ability of the Lenders to be repaid in full hereunder; or

(f) Second Out Facility.  The intercreditor and priority of payment provisions set forth in the Security Agreement and the Orders shall for any reason be revoked, invalidated, or otherwise cease to be in full force and effect, or the Second Out Agent or lenders constituting more than 50% in aggregate principal amount of the Second Out Obligations shall contest in any manner (including by filing any application or motion with the Bankruptcy Court) the validity or enforceability thereof, or any such application or motion commenced by any Second Out Secured Party shall be successful, or the Obligations shall otherwise cease to have the priority contemplated by the Security Agreement and the Orders; or

(g) Challenges.  Any Loan Party shall challenge, support or encourage a challenge of any payments made to the Administrative Agent, any L/C Issuer, any Arranger or any Lender with respect to the Obligations; or

(h) Judgments.  There is entered against the Borrower or any of its Subsidiaries one or more final judgments or orders with respect to any post-petition liability for the payment of money that arose post-petition in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), and, such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) ERISA.  (i) The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control.  There occurs any Change of Control; or

(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof, including as a result of a transaction permitted by Section 7.04 or 7.05) cease to create a valid and perfected Lien, with the priority required hereby or thereby (subject to Liens permitted by Section 7.01), on the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage; or

(m) [Reserved].

(n) Dismissal or Conversion of Cases.  (i) Any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal of any Case of any Debtor under Section 1112 of the Bankruptcy Code or otherwise, (ii) a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within 30 days after the entry thereof;

(o) Superpriority Claims.  An order of the Bankruptcy Court shall be entered granting any Superpriority Claim or other claim or administrative expense (other than the Carve-

Out) in any of the Cases of the Debtors that is pari passu with or senior to the claims of the Administrative Agent and the Lenders against any Borrower or any other Loan Party hereunder or under any of the other Loan Documents, or any Debtor takes any action seeking or supporting the grant of any such claim, except as expressly permitted hereunder; or

(p) Relief from Automatic Stay.  The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $5,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(q) Certain Orders.  (i)  The Final Order Entry Date shall not have occurred by the date that is 30 days (or 45 days, if entry of the Final Order is delayed by any requirements as a result of an evidentiary hearing or similar hearing or process associated with objections being made to entry of the Interim Order or the Final Order) following the Interim Order Entry Date; or

(ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or the Borrowers or any Subsidiary of the Borrower shall apply for authority to do so, without the prior written consent of the Administrative Agent, the Arrangers or the Required Lenders, and such order is not reversed or vacated within 5 days after the entry thereof; or

(iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties; or

(iv) the Interim Order or Final Order shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect; or

(v) any of the Loan Parties shall fail to comply with the Orders; or

(vi) a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders or the commencement of other actions that is materially adverse to the Administrative Agent, the Lenders or their respective rights and remedies under the Facilities in any of the Cases or inconsistent with any of the Loan Documents; or

(r) Pre-Petition Payments.  Except as permitted by the Orders, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with “first day” orders of the Bankruptcy Court satisfactory to the Administrative Agent and the Arrangers or by other orders entered by the Bankruptcy Court with the consent of (or non-objection by) the Arrangers; provided, however, that in no event shall the Debtors make any Pre-Petition Payment in respect of: (i) critical vendors in an aggregate amount in excess of $25,000,000, (ii) foreign vendors in an aggregate amount in excess of $750,000 and (iii) the claims of common carriers and warehousemen in an aggregate amount in excess of $18,000,000, without the prior written consent of the Administrative Agent and the Arrangers; or

(s) Invalid Plan.  A Reorganization Plan that is not an Acceptable Reorganization Plan shall be confirmed in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable), or any of the Debtors shall seek, support or fail to contest in good faith confirmation of any such plan or entry of any such order; or

(t) Supportive Actions.  Any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in paragraphs (n) through (s), above or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal; or

(u) Any Material Lease is terminated by the lessor of such Material Leased Real Property and such termination is not (a) being contested in good faith by appropriate proceedings diligently conducted or (b) stayed in its effectiveness by the Bankruptcy Code by virtue of the commencement of the Cases or by the Bankruptcy Court.

Section 9.02. Remedies Upon Event of Default.  (a) If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Class Required Lenders of any Class, take any or all of the following actions:

(i) declare the commitment of each Lender of the applicable Class to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans of the applicable Class, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) in the case of the Required Revolving Lenders, require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(iv) subject to the provisions of Section 10 of the Security Agreement, exercise on behalf of itself, the Class of Lenders and the applicable L/C Issuer all rights and remedies available to it, such Lenders and such L/C Issuer under the Loan Documents or applicable law (including in respect of the Collateral);

(v) require any Loan Party to promptly complete, pursuant to Section 363 and 365 of the Bankruptcy Code, subject to the rights of the Secured Parties to credit bid, a Disposition of its Real Property Leases or any portion thereof in one or more parcels at public or private sales, at any of the Administrative Agent’s offices or elsewhere, for cash, at such time or times and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable;

(vi) exercise any of its rights with respect to Real Property Leases under Section 8.01;

provided, however, that (y) with respect to a Single Class Default, only Lenders of the applicable Class shall be entitled to request that the Administrative Agent exercise remedies pursuant to this Section 9.02 (or to consent thereto) and (z) with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (iv), the Administrative Agent shall provide the Borrower (with a copy to counsel for the Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with seven (7) days’ prior written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

(b) Upon the occurrence of the Termination Date, (i) the Commitments of each Lender to make Loans and the Commitments of each Lender and Issuer to issue or participate in Letters of Credit shall each automatically be terminated, (ii) the Loans, all interest thereon and all other amounts and Obligations shall automatically become due and payable in cash, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties.

Section 9.03. Application of Funds.  Subject to the Security Agreement, on the Termination Date and after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Revolving Lenders, the Term Lenders, and the L/C Issuer with respect to Letters of Credit (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other

Obligations, ratably among the Revolving Lenders, the Term Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Revolving Lenders, Term Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided, that the application to the Obligations pursuant to this Section 9.03 of amounts received in respect of Collateral that is Revolving Credit Facility Collateral and in respect of Collateral that is Term Facility Collateral is expressly subject to the priorities set forth in Section Article 10 of the Security Agreement and in the Interim Order (and, when entered, the Final Order), and all such amounts shall first be allocated in accordance with such priorities before being applied to the Obligations pursuant to this Section 9.03.

Subject to Section 2.04(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 10
Administrative Agent

Section 10.01. Authorization and Action.  (a) (i) Each Term Lender Lender and L/C Issuer hereby appoints Citibank, N.A. as the Term Administrative Agent hereunder and (ii) each Revolving Lender and L/C Issuer hereby appoints Citibank, N.A. as the Revolving Administrative Agent hereunder and, in each case, each such Lender and L/C Issuer authorizes such Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, each Lender and L/C Issuer hereby authorizes the applicable Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the applicable Lenders, L/C Issuers and other Secured Parties under such Collateral Documents.  The provisions of this Article 10 are solely for the benefits of the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any such provision.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, (or such other number or percentage of the Lenders as shall be necessary, or that the Administrative Agent shall believe in good faith to be necessary), and such instructions shall be binding upon all Revolving Lenders or Term Lenders, as applicable and the applicable L/C Issuers; provided, that the Administrative Agent shall be required to take any action that in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to the Loan Documents or applicable Requirements of Law, including, without limitation, any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give rise to any Default unless and until the Borrower, any Lender or any L/C Issuer shall have given written notice to the Administrative Agent describing such Default and such event or events.  The Revolving Administrative Agent agrees to give to each Revolving Lender and applicable L/C Issuer, and the Term Administrative Agent agrees to give each Term Lender and applicable L/C Issuer, in each case, prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and L/C Issuers (except to the limited extent provided in Section 12.06(c)), and its duties are entirely ministerial and administrative in nature.  The Administrative Agent does not assume and shall not be deemed to have assumed any duties or obligations other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, L/C Issuer or holder of any other Obligation.  The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.  It is understood and agreed that the use of the term “administrative agent” herein or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(d) Neither the Administrative Agent may perform any and all of its functions and duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its functions and duties and exercise its rights and powers by or through their respective Affiliates.  Each such sub-agent and the Affiliates of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 10 and Section 12.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.  Each such sub-agent shall be required to comply with the provisions of Article 3 to the same extent as if it were the Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment, in the selection of such sub-agent.

(e) The Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Orders or the Collateral Documents or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Neither the Administrative Agent nor any member of the Agent’s Group shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for a failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by a Person serving as an agent or any of its Affiliates in any capacity.

(f) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender or L/C Issuer and each Lender and L/C Issuer confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

(g) The Arrangers and the Syndication Agent shall have not have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

Section 10.02. Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 12.06(b) may rely on the Register to the extent set forth in Section 12.06(c), may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon, (d) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (e) makes no warranty or representation to any Lender or L/C Issuer and shall not be responsible to any Lender or L/C Issuer for any statements, warranties or representations made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document, (f) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (g) shall not be responsible to any Lender or L/C Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (h) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by relying on or acting upon any notice, request, statement, document, consent, certificate or other instrument or writing (including any electronic message, internet or intranet website posting or other distribution) or any telephone message believed by it to be genuine and signed, sent or otherwise authenticated by the proper party or parties.  In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent, such Lender or such L/C Issuer’s Ratable Portion of such Borrowing

Section 10.03. Posting of Approved Electronic Communications.  (a) Each of the Lenders and L/C Issuers and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the L/C Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the L/C Issuer and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the L/C Issuer and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) The Approved Electronic Platform and the Approved Electronic Communications are provided “as is” and “as available”.  Neither the Administrative Agent nor any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (each, an “Agent Affiliate”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications or the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Affiliates in connection with the Approved Electronic Platform or the Approved Electronic Communications.

(d) Each of the Lenders, the L/C Issuers and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(e) The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Arranger, the L/C Issuers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and any Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.”  In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 12.07.

Section 10.04. The Administrative Agent Individually.  With respect to its Ratable Portion, Citibank shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, Citibank in its individual capacity as a Lender or as one of the Required Lenders. Citibank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citibank were not acting as the Administrative Agent.

Section 10.05. Activities of Agent’s Group.  (a) Each Lender and L/C Issuer understands that Citibank, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 10.05(a) as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, other Loan Parties or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Lender and the L/C Issuer understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders or the L/C Issuers that are not members of the Agent’s Group.  Neither the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or L/C Issuer or use on behalf of the Lenders or the L/C Issuers and shall not be liable for the failure to so disclose or use any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Parties or any Affiliate of any Loan Parties) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender and L/C Issuer such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or the L/C Issuers.

(b) Each Lender and L/C Issuer further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or the L/C Issuers (including the interests of the Lenders or the L/C Issuers hereunder and under the other Loan Documents).  Each Lender and L/C Issuer agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender or L/C Issuer.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender or L/C Issuer including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

Section 10.06. Lender Credit Decision.  (a) Each Lender and L/C Issuer confirms to the Administrative Agent, each other Lender and L/C Issuer and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or L/C Issuer or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender and L/C Issuer acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or L/C Issuer or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or L/C Issuer or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of the other information delivered by the Administrative Agent, any other Lender or L/C Issuer or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

Section 10.07. Indemnification.  Each Lender agrees to indemnify the Administrative Agent, the Arrangers and each of their respective Affiliates, and each of their respective directors, officers, employees, members, partners, agents, trustees, representatives, attorneys, consultants and advisors (to the extent not reimbursed by the Borrower and without affecting the Borrower’s indemnification obligations hereunder), from and against such Lender’s aggregate Ratable Portion of any Indemnified Matters; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s, director’s, officer’s, employee’s, member’s, partner’s, agent’s, trustee’s, representative’s, attorney’s, consultant’s and advisor’s gross negligence or willful misconduct or as a result of material breach by such Indemnitee, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment.  Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Ratable Portion of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party; provided, that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto; provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof.

Section 10.08. Successor Administrative Agent.  (a) The Revolving Administrative Agent or the Term Administrative Agent may at any time give notice of its resignation to the applicable Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the applicable Lenders, appoint a successor Administrative Agent; provided, that if the Administrative Agent notifies the Borrower, the applicable Lenders and the L/C Issuers that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the applicable Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each applicable Lender or L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.08).  The fees payable by the Borrower to any successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Administrative Agent was Administrative Agent under this Agreement and the other Loan Documents.

(b) Any resignation pursuant to this Section 10.08 by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrower and the applicable Lenders and the L/C Issuers otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(c) In addition to the foregoing, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, any L/C Issuer may, upon prior written notice to the Borrower and the Revolving Administrative Agent, resign as L/C Issuer effective at the close of business New York time on a date specified in such notice (which date may not be less than 30 days after the date of such notice); provided that such resignation by such L/C Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to such L/C Issuer.

Section 10.09. Concerning the Collateral and the Collateral Documents.  (a) Each Lender and L/C Issuer agrees that any action taken by the Administrative Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the L/C Issuers and other Secured Parties.  Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by any Loan Party, (iii) act as Administrative Agent for the Lenders, the L/C Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs the Administrative Agent, each

Lender and L/C Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the L/C Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any deposit or securities accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such L/C Issuer, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the L/C Issuer and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Each of the Lenders and L/C Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the L/C Issuers against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full in cash of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent L/C Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable L/C Issuer)

(ii) any assets that are subject to a Lien permitted by Section 7.01(g); and

(iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement), subject to approval by the Bankruptcy Court.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the L/C Issuer and each other Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

(d) Each of the Lenders and L/C Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.09 promptly upon the effectiveness of any such release.

(e) Each of the Lenders and L/C Issuers hereby consents to the release of any Subsidiary Guarantor from its obligations under Article 11 if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(f) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under Article 11 pursuant to this Section 10.09.

(g) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.10. Collateral Matters Relating to Related Obligations.  The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligation arising under any Secured Hedge Agreement or Cash Management Agreement or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the L/C Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the guaranty in Article 11 and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the L/C Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the guaranty in Article 11, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Required Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, L/C Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the L/C Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 12.08 and then only to the extent such right is exercised in compliance with Section 2.14.

Section 10.11. Delivery of Certain Financial Information.  The Borrower agrees and shall cause each other Loan Party to agree, that the Administrative Agent may make available to the Lenders and the L/C Issuers all Approved Electronic Communications provided to the Administrative Agent pursuant to Section 6.01.  The Borrower further agrees, and shall cause each other Loan Party to further agree, that the Administrative Agent may make available to the Lenders such other Approved Electronic Communications provided to the Administrative Agent, upon such Lenders’ request.

Section 10.12. L/C Issuers.  Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit fully as if the term “Administrative Agent” as used in this Article and the definition of “Agent Affiliate” included such L/C Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to each L/C Issuer.

ARTICLE 11
Guarantee

Section 11.01. Guarantee.  (a) Subject to the provisions of Section 11.01(b), each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower and each other Loan Party when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under the Bankruptcy Code, or any other applicable federal and state laws relating to fraudulent conveyances, fraudulent transfers, or the insolvency of debtors (after giving effect to the right of contribution established in Section 11.02).

(c) Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the maximum amount of the liability of such Subsidiary Guarantor under Section 11.01(b) without impairing the guarantee contained in this Article 11 or affecting the rights and remedies of the Secured Parties hereunder.

(d) The guarantee contained in this Article 11 shall remain in full force and effect until all the Obligations (other than any contingent indemnification obligations not then due) shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been cash collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e) No payment made by the Borrower, any of the Subsidiary Guarantors, any other Subsidiary Guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Subsidiary Guarantors, any other Subsidiary Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to reduce, release, modify or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Subsidiary Guarantor in respect of the Obligations or any payment received or collected from such Subsidiary Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been cash collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated.

Section 11.02. Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.03.  The provisions of this Section 11.02 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Secured Parties, and each Subsidiary Guarantor shall remain jointly and severally liable to the Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.03. No Subrogation.  Notwithstanding any payment made by any Subsidiary Guarantor hereunder or any set-off or application of funds of any Subsidiary Guarantor by any Secured Party, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrower or any Subsidiary Guarantor or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Secured Parties by the Borrower on account of the Obligations (other than any contingent indemnification obligations not then due) are paid in full, no Letter of Credit shall be outstanding (except to the extent that the Letters of Credit have been cash collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported, in each case, on terms satisfactory to the Administrative Agent), and the Commitments are terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations (other than any contingent indemnification obligations not then due) shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Secured Parties, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 11.04. Amendments, etc. with Respect to the Borrower Obligations.  Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrower Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, increased, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained herein or any property subject thereto.

Section 11.05. Guarantee Absolute and Unconditional.  Each Subsidiary Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or a surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(a) The guarantee under this Article 11 is a guaranty of payment when due and not of collectability, and is a primary obligation of each Subsidiary Guarantor and not merely a contract of surety.

(b) The Administrative Agent may enforce the guarantee under this Article 11 upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default.

(c) Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article 11 or acceptance of the guarantee contained in this Article 11.

(d)  The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 11 and all dealings between the Borrower and any of the Subsidiary Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 11.

(e) To the fullest extent permitted by applicable law, each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Obligations.

(f) Each Subsidiary Guarantor understands and agrees that the guarantee contained in this Article 11 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to

(i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party,

(ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party,

(iii) any acts of any legislative body or governmental authority affecting the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Borrower is located, or

(iv)  any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Subsidiary Guarantor under the guarantee contained in this, in bankruptcy or in any other instance.

(g) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Subsidiary Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Subsidiary Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Subsidiary Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Subsidiary Guarantor or any other Person or any such collateral security or guarantee or right of offset, shall not relieve any Subsidiary Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Subsidiary Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 11.06. Waiver by Subsidiary Guarantors.  Each Subsidiary Guarantor hereby waives, for the benefit of the Secured Parties: (a)  any right to require any Secured Party, as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against Borrower, any other Subsidiary Guarantor of the Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other Subsidiary Guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Subsidiary Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (ii) the benefit of any statute or limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights of set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including the acceptance hereof, notices of default hereunder, the Secured Hedge Agreements or any agreement or instrument related thereto, the Secured Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of extension of credit to Borrower; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate Subsidiary Guarantors or sureties, or which may conflict with the terms hereof.

Section 11.07. [Reserved.]

Section 11.08. Releases.  (a) At such time as the Obligations shall have been paid in full (other than any contingent indemnification obligations not then due), the Commitments have been terminated and no Letters of Credit shall be outstanding (except to the extent that the Letters of Credit that have been cash collateralized, otherwise collateralized with “back to back” letters of credit or otherwise supported, in each case, on terms satisfactory to the Administrative

Agent), all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Subsidiary Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Subsidiary Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Subsidiary Guarantor such documents as such Subsidiary Guarantor shall reasonably request to evidence such termination.

(b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Subsidiary Guarantor shall automatically be released under the circumstances described in Section 10.10(b).

Section 11.09.   Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Subsidiary Guarantor held as of the Closing Date or thereafter by any Subsidiary Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 11.10. Authority of Subsidiary Guarantors or Borrower.  It shall not be necessary for any Beneficiary to inquire into the capacity or powers of any Subsidiary Guarantor or Borrower or the officers, directors or agents acting or purporting to act on behalf of any of them.

Section 11.11. Financial Condition of Borrower.  Any Credit Extension may be made to the Borrower or continued from time to time, without notice to or authorization from any Subsidiary Guarantor regardless of the financial or other condition of Borrower at the time of such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor’s assessment, of the financial condition of the Borrower.  Each Subsidiary Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and all circumstances bearing upon the risk of nonpayment of the Obligations.  Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower known as of the Closing Date or thereafter known by any Beneficiary.

Section 11.12. Taxes and Payments.  The provisions of Section 3.01(a)-(d) shall apply mutatis mutandis to the Subsidiary Guarantors and payments thereby.

Section 11.13. Assignments.  Each Subsidiary Guarantor acknowledges that the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and any Note or Notes held by it) and such assignee, transferee or participant shall thereupon become vested with all the benefits in respect thereof granted to such party herein or otherwise, in each case as and to the extent provided in Section 12.06.  No Subsidiary Guarantor shall have the right to assign its rights hereunder or any interest herein except in accordance with Section 12.06.

Section 11.14. Reinstatement.  Each Subsidiary Guarantor agrees that if (a) any payment made by the Borrower or any other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (b) the proceeds of Collateral are required to be returned by any Beneficiary to the Borrower or its estate, trustee, receiver or any other Party including any Subsidiary Guarantor or its estate, trustee, or receiver under any Requirement of Law, then, to the extent of such payment or repayment, any such Subsidiary Guarantors liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made.  If, prior to any of the foregoing, the guarantee under this Article 11 shall have been cancelled or surrendered (and, if any Lien or other Collateral securing such Subsidiary Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), the guarantee under this Article 11 (and such Lien or other Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Subsidiary Guarantor in respect of the amount of such payment (or any lien or other Collateral securing such obligation).

ARTICLE 12
Miscellaneous

Section 12.01. Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly adversely affected thereby;

(c) reduce the principal of, or the stated rate of interest specified herein on, any Loan or Unreimbursed Amount, or (subject to clause (iv) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Class Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to

amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d) change Sections 2.07, 2.17 or 9.03 in a manner that would alter the pro rata sharing of payments or payment priorities required thereby without the written consent of each Lender adversely affected thereby;

(e) change any provision of this Section 12.01 or the definition of “Required Lenders”; “Class Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender adversely affected thereby;

(f) other than as permitted by Section 11.08, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g) release all or substantially all of the Subsidiary Guarantors, without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 11.08 (in which case such release may be made by the Administrative Agent acting alone);

(h) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any other Loan Document without the written consent of each Lender affected thereby;

(i) grant any Lien on the Collateral which is senior to the Liens created by the Loan Documents or pari passu with such Liens without the written consent of each Lender;

(j) affect the relative priority of Liens created under the Loan Documents, without the written consent of each Lender;

(k) directly or indirectly, whether by amendment, waiver or otherwise, increase the advance rates set forth in the definition of the term Borrowing Base, add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased (other than changes in Reserves implemented by the Administrative Agent in its reasonable discretion) without the written consent of the Supermajority Revolving Lenders, provided that any such amendment, waiver or consent described in this clause (k) shall be effective without the consent of any Lenders other than the Supermajority Revolving Credit Lenders;

and provided, further, that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders), including (i) any waiver of conditions set forth in Section 4.02 with respect to a Borrowing of Loans or an issuance of a Letter of Credit of such Class and (ii) any amendment, waiver or modification relating to a Single Class Default applicable to such Class, in each case, shall be effective with the consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace each non-consenting Lender in accordance with Section 12.13; provided, that such amendment, waiver, consent or release can be effected as a result of all such assignments.

Any such waiver and any such amendment or modification pursuant to this Section 12.01 shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the L/C Issuers, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders, the L/C Issuers and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 12.01 shall be deemed to be cured and not continuing during the period of such waiver.

Section 12.02. Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or on Schedule 1 to the Lender Addendum to which such Lender is a party.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article 2 if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders and the L/C Issuers to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Lender agrees that notice to it specifying that any Borrower Materials or other notices or communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Borrower Materials, notices or other communications to such Lender by email or fax.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the

Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that in no event shall the Agent Party have any liability to the Borrower, any Lender, L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Borrower, the Administrative Agent and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.03. No Waiver; Cumulative Remedies.  None of the Secured Parties shall by any act (except by a written instrument pursuant to Section 12.01), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure by any Lender, L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04. Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel and industry advisors for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan

Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Each Subsidiary Guarantor agrees to pay or reimburse each Secured Party for all its reasonable and documented out-of-pocket expenses incurred in collecting against such Subsidiary Guarantor under the guarantee contained in Article 10 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Subsidiary Guarantor is a party, including, without limitation, the fees and disbursements of counsel to each Secured Party and of counsel to the Administrative Agent.

(b) Indemnification by the Loan Parties.  The Borrower and each Subsidiary Guarantor shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final, non-appealable judgment or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such

Indemnitee’s obligations hereunder or under any other Loan Document, in each case, as determined by the final nonappealable judgment of a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused Commitments then outstanding) of such unpaid amount, provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by the final nonappealable judgment of a court of competent jurisdiction.

(e) Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent or any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 12.05. Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 12.06. Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 12.06(b), (ii) by way of participation in accordance with the provisions of Section 12.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.06(f).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Commitments of a Class, Loans or Loans of a Class (including for purposes of this Section 12.06(b), participations in L/C Obligations) at the time owing to it); provided, that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) [Reserved].

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) and (f) of the first proviso to Section 12.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment; provided, further, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer.  Notwithstanding anything to the contrary contained herein, Citibank, Barclays, Bank of America or any L/C Issuer may, (i) upon 30 days’ notice to the Borrower, the Lenders and other L/C Issuers, resign as L/C Issuer or (ii) upon 10 days’ notice to Borrower, the Lenders and other L/C Issuers, appoint an Affiliate of such L/C Issuer as a successor L/C Issuer hereunder.  In the event of any such resignation as L/C Issuer pursuant to clause (i) of the preceding sentence, the Borrower shall be entitled to appoint from among the Lenders and their Affiliates a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such L/C Issuer.  If Citibank, Barclays and Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(d)).  Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

Section 12.07. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or

(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided, that in the case of information received from the Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care to protect such Information, and in no event less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities laws.

Section 12.08. Right of Setoff.  Subject to the Orders, upon any amount becoming due and payable hereunder (whether at stated maturity, by acceleration or otherwise), each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, such L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.10. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or of a Lender Addendum by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.11. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 12.12. Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.13. Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a Nonconsenting Lender (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(e) the Administrative Agent shall have received the assignment fee specified in Section 12.06(b);

(f) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(g) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(h) such assignment does not conflict with applicable Laws; and

(i) neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  In the event that (x) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting Lender.”  Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

Section 12.14. Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION

OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 12.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.16. Designation of Secured Agreements. (a)  The Borrower and any Cash Management Bank or Hedge Bank may from time to time designate a Cash Management

Agreement or Swap Contract permitted hereunder as a Secured Agreement upon written notice (a “Designation Notice”) to the Administrative Agent from the Borrower and such Cash Management Bank or Hedge Bank, in form reasonably acceptable to the Administrative Agent, which Designation Notice shall include a description of such Secured Agreement and the maximum amount of obligations thereunder which are to constitute Obligations (each, a “Designated Amount”); provided that (x) no such Designated Amount with respect to any Secured Agreement shall constitute Obligations to the extent that, at the time of delivery of the applicable Designation Notice and after giving effect to such Designated Amount (including to the reserve for Secured Agreements to be established by the Administrative Agent in connection therewith), the Excess Availability would be less than zero and (y) any such Designated Amount shall constitute Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under Secured Agreements theretofore designated hereunder and constituting Obligations, does not exceed, $10,000,000.

(b) The Borrower and any counterparty to a Secured Agreement may increase, decrease or terminate any Designated Amount in respect of such Secured Agreement upon written notice to the Administrative Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount pursuant to a new Designation Notice and shall be subject to the limitations set forth in Section 12.16(a). No obligations under any Secured Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.

(c) No counterparty to a Secured Agreement that obtains the benefits of Section 9.03, Article 11, or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable counterparty to a Secured Agreement.

Section 12.17. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and the other Loan Parties acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Arranger are arm’s-length commercial transactions between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and any Arranger, on the other hand, (B) the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent deemed appropriate by such Loan Parties, and (C) the Borrower and the other Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and any Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the other Loan Parties, their respective Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower, the other Loan Parties or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and any Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18. USA Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

Section 12.19. Time of the Essence.  Time is of the essence of the Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PATRIOT COAL CORPORATION
By:	/s/ Mark N. Schroeder
Name:	Mark N. Schroeder
Title:	Senior Vice President & Chief Financial Officer

[Signature Pages To Credit Agreement]

Subsidiary Guarantors:

AFFINITY MINING COMPANY
APOGEE COAL COMPANY, LLC
APPALACHIA MINE SERVICES, LLC
BEAVER DAM COAL COMPANY, LLC
BIG EAGLE, LLC
BIG EAGLE RAIL, LLC
BLACK STALLION COAL COMPANY, LLC
BLACK WALNUT COAL COMPANY
BLUEGRASS MINE SERVICES, LLC
BROOK TROUT COAL, LLC
CATENARY COAL COMPANY, LLC
CENTRAL STATES COAL RESERVES OF KENTUCKY, LLC
CHARLES COAL COMPANY, LLC
CLEATON COAL COMPANY
COAL CLEAN LLC
COAL PROPERTIES, LLC
COAL RESERVE HOLDING LIMITED LIABILITY COMPANY NO. 2
COLONY BAY COAL COMPANY
COOK MOUNTAIN COAL COMPANY, LLC
CORYDON RESOURCES LLC
COVENTRY MINING SERVICES, LLC
COYOTE COAL COMPANY LLC
CUB BRANCH COAL COMPANY LLC
DAKOTA LLC
DAY LLC
DIXON MINING COMPANY, LLC
DODGE HILL HOLDING JV, LLC
DODGE HILL MINING COMPANY, LLC
DODGE HILL OF KENTUCKY, LLC
EASTERN ASSOCIATED COAL, LLC
EASTERN COAL COMPANY, LLC
EASTERN ROYALTY, LLC
EMERALD PROCESSING, L.L.C.
GATEWAY EAGLE COAL COMPANY, LLC
GRAND EAGLE MINING, LLC
HERITAGE COAL COMPANY LLC
HIGHLAND MINING COMPANY, LLC
HILLSIDE MINING COMPANY
HOBET MINING, LLC
INDIAN HILL COMPANY LLC
INFINITY COAL SALES, LLC
INTERIOR HOLDINGS, LLC
IO COAL LLC

[Signature Page to Credit Agreement]

JARRELL’S BRANCH COAL COMPANY
JUPITER HOLDINGS LLC
KANAWHA EAGLE COAL, LLC
KANAWHA RIVER VENTURES I, LLC
KANAWHA RIVER VENTURES II, LLC
KANAWHA RIVER VENTURES III, LLC
KE VENTURES, LLC
LITTLE CREEK LLC
LOGAN FORK COAL COMPANY
MAGNUM COAL COMPANY LLC
MAGNUM COAL SALES LLC
MARTINKA COAL COMPANY, LLC
MIDLAND TRAIL ENERGY LLC
MIDWEST COAL RESOURCES II, LLC
MOUNTAIN VIEW COAL COMPANY, LLC
NEW TROUT COAL HOLDINGS II, LLC
NEWTOWN ENERGY, INC.
NORTH PAGE COAL CORP.
OHIO COUNTY COAL COMPANY, LLC
PANTHER LLC
PATRIOT BEAVER DAM HOLDINGS, LLC
PATRIOT COAL COMPANY, L.P.
PATRIOT COAL SALES LLC
PATRIOT COAL SERVICES LLC
PATRIOT LEASING COMPANY LLC
PATRIOT MIDWEST HOLDINGS, LLC
PATRIOT RESERVE HOLDINGS, LLC
PATRIOT TRADING LLC
PATRIOT VENTURES LLC
PCX ENTERPRISES, INC.
PINE RIDGE COAL COMPANY, LLC
POND CREEK LAND RESOURCES, LLC
POND FORK PROCESSING LLC
REMINGTON HOLDINGS LLC
REMINGTON II LLC
REMINGTON LLC
RIVERS EDGE MINING, INC.
ROBIN LAND COMPANY, LLC
SENTRY MINING, LLC
SNOWBERRY LAND COMPANY
SPEED MINING LLC
STERLING SMOKELESS COAL COMPANY, LLC
TC SALES COMPANY, LLC
THE PRESIDENTS ENERGY COMPANY LLC
THUNDERHILL COAL LLC
TROUT COAL HOLDINGS, LLC

[Signature Page to Credit Agreement]

UNION COUNTY COAL CO., LLC
VIPER LLC
WEATHERBY PROCESSING LLC
WILDCAT ENERGY LLC
WILDCAT, LLC
WILL SCARLET PROPERTIES LLC
WINCHESTER LLC
WINIFRED DOCK LIMITED LIABILITY COMPANY
YANKEETOWN DOCK, LLC

    as Subsidiary Guarantors

Executing this Agreement as an authorized officer of each of the 98 foregoing entities on behalf of and so as to bind the entities named above under the caption “Subsidiary Guarantors”
By:	/s/ Robert L. Mead
Name: Robert L. Mead
Title: Vice President and Treasurer

[Signature Page to Credit Agreement]

CITIBANK, N.A., as Administrative Agent
By:	/s/ Shane V. Azzara
Name: Shane V. Azzara
Title: Director and Vice President

CITICORP NORTH AMERICA, INC. as Lender
By:	/s/ Shane V. Azzara
Name: Shane V. Azzara
Title: Director and Vice President

CITICORP NORTH AMERICA, INC. as L/C Issuer
By:	/s/ Shane V. Azzara
Name: Shane V. Azzara
Title: Director and Vice President

BARCLAYS BANK PLC as Lender
By:	/s/ J Jeffcott Ogden
Name: J Jeffcott Ogden
Title: MD

BARCLAYS BANK PLC, NEW YORK BRANCH as L/C Issuer
By:	/s/ J Jeffcott Ogden
Name: J Jeffcott Ogden
Title: MD

BANK OFAMERICA, N.A., as Lender
By:	/s/ Tyler D. Levings
Name: Tyler D. Levings
Title: Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A. as L/C Issuer
By:	/s/ Tyler D. Levings
Name: Tyler D. Levings
Title: Director

[Signature Page to Credit Agreement]